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Exhibit 99.1

MARKET AND INDUSTRY INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in this exhibit consists of our estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America, the National Association of Theatre Owners ("NATO"), Nielsen Media Research, and Rentrak Corporation ("Rentrak")), industry analysts and our management's knowledge of our business and markets. Unless otherwise noted in this exhibit, all information provided by the Motion Picture Association of America is for the 2005 calendar year, all information provided by NATO is for the 2005 calendar year and all information provided by Rentrak is as of December 29, 2006.

        Although we believe that the sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. While we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this exhibit, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under "Risk Factors."

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        In addition to historical information, this exhibit contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words "forecast," "estimate," "project," "intend," "expect," "should," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in "Risk Factors," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

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  national, regional and local economic conditions that may affect the markets in which we operate;

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  the levels of expenditures on entertainment in general and movie theatres in particular;

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  increased competition within movie exhibition or other competitive entertainment mediums;

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  technological changes and innovations, including alternative methods for delivering movies to consumers;

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  the popularity of theatre attendance and major motion picture releases;

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  shifts in population and other demographics;

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  our ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to us;

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  our need for, and ability to obtain, additional funding for acquisitions and operations;

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  risks and uncertainties relating to our significant indebtedness following the completion of the Holdings offering (as defined below);

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  fluctuations in operating costs;

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  capital expenditure requirements;

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  changes in interest rates; and

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  changes in accounting principles, policies or guidelines.

        This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive. In addition, new risks and uncertainties may arise from time to time. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

        Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

ii

INTRODUCTION

        On January 26, 2006, Marquee Holdings Inc. ("Holdings"), the parent of AMC Entertainment Inc. ("AMC Entertainment"), merged with LCE Holdings, Inc. ("LCE Holdings"), the parent of Loews Cineplex Entertainment Corporation ("Loews"), with Holdings continuing after the merger, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the merger (collectively, the "Mergers"). As used in this exhibit, unless the context otherwise requires, references to "AMC Entertainment" or "AMCE" refer to AMC Entertainment Inc. and its subsidiaries prior to giving effect to the Mergers. Upon completion of the initial public offering of Holdings (the "Holdings IPO" or "Holdings Offering"), Holdings will change its name to AMC Entertainment, Inc. and AMC Entertainment will change its name to AMC, Inc. Except as otherwise indicated or otherwise required by the context, references in this exhibit to "we," "us," the "combined company" or the "company" refer to the combined business of Holdings and its subsidiaries after giving effect to the Mergers.

        As used in this exhibit, the term "pro forma" refers to, in the case of pro forma financial information, such information after giving pro forma effect to the Merger Transactions (as defined below), the NCM Transactions (as described under "Introduction—Recent Developments") and the Holdings offering. The share data set forth in this exhibit reflects a reclassification of Holdings' capital stock as more fully described under "Introduction—The Reclassification."

        Holdings has a 52-week or 53-week fiscal year ending on the Thursday closest to April 1. Fiscal years 2002, 2004, 2005 and 2006 contained 52 weeks. Fiscal year 2003 contained 53 weeks.

Who We Are

        We are one of the world's leading theatrical exhibition companies based on a number of characteristics, including total revenues. We were founded in 1920 and since that time have pioneered many of the industry's most important innovations, including the multiplex theatre format in the early 1960's and the megaplex theatre format in the mid-1990's. In addition, we have acquired and successfully integrated some of the most respected companies in the theatrical exhibition industry, including Loews and General Cinema. As of December 28, 2006, 94% of our U.S. revenues came from theatres in the top 50 DMAs (as defined below) and we owned, operated or held interests in 382 theatres with a total of 5,340 screens, approximately 87% of which were located in the United States and Canada. Our theatres are primarily located in large urban markets in which we have a strong market position relative to our competitors. We believe that we have one of the most modern and productive theatre circuits, as evidenced by our average screen per theatre count of 14.7 and our pro forma attendance per theatre of more than 562,000 patrons, both of which we believe to be substantially in excess of industry averages. For the 52 weeks ended December 28, 2006, on a pro forma basis, we had revenues of $2.4 billion, Adjusted EBITDA of $392.8 million, a loss from continuing operations of ($120.9 million) and, on a historical basis, we had net cash provided by operating activities of $139.6 million, which does not include $142.5 million of cash acquired in the Mergers. See "Summary Unaudited Pro Forma Financial and Operating Data."

        In the United States and Canada, as of December 28, 2006, we operated 316 theatres with 4,637 screens in 30 states, the District of Columbia and 2 Canadian provinces. We have a significant presence in most major urban "Designated Market Areas," or "DMA's" (television areas as defined by Nielsen Media Research). Our U.S. and Canada theatre circuit represented 92.6% of our revenues for the 52 weeks ended December 28, 2006 on a pro forma basis.

        As of December 28, 2006, our international circuit of 66 theatres with 703 screens consisted principally of wholly-owned theatres in Mexico and an unconsolidated joint venture in South America. In Mexico, we owned and operated 44 theatres with 488 screens primarily located in the Mexico City Metropolitan Area, or MCMA, through Grupo Cinemex, S.A. de C.V. and its subsidiaries (Cinemex). We believe that we have the number one market share in the MCMA with an estimated 49% of

MCMA attendance through December 31, 2006. In addition, as of December 28, 2006, we participated in a 50% joint venture in South America (Hoyts General Cinema South America), which owned 17 theatres with 160 screens, and wholly-owned three theatres and 42 screens in Europe. Our wholly-owned international circuit represented 7.4% of our revenues for the 52 weeks ended December 28, 2006 on a pro forma basis.

Our Competitive Strengths

        There are several principal characteristics of our business that we believe make us a particularly effective competitor in our industry and position us well for future growth. These include:

        Leading Scale and Major Market Position.    We are one of the world's leading theatrical exhibition companies and enjoy geographic market diversification and leadership in major markets worldwide. We believe the breadth of our operations allows us to achieve economies of scale, providing us with competitive advantages in real estate negotiations, theatre-level operations, purchasing, theatre support and general and administrative activities. We also believe our size and scale positions us to benefit from positive industry attendance trends and revenue generating opportunities.

        Our theatres are generally located in large, urban markets. Traditionally, the population densities, affluence and ethnic and cultural diversity of top DMA's generate higher levels of box office per capita and greater opportunity for a broader array of film genres, all of which we believe position our circuit to benefit from the potential growth in these markets. We also believe our major-market presence makes our theatres incrementally more important to studios who rely on our markets for a disproportionate share of box office receipts. As of December 28, 2006, we operated in all but two of the Top 25 DMA's, and had the number one or two market share in 21 of the top 25 DMA's, including the number one market share in New York City, Chicago, Dallas and Boston. We also operated 25 of the top 50 theatres in the U.S. and Canada in terms of box office revenues as measured by Rentrak.

        Modern, Highly Productive Theatre Circuit.    We are an industry leader in the development and operation of megaplex theatres, typically defined as a theatre having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. As of December 28, 2006, 3,320, or approximately 72%, of our screens in the U.S. and Canada were located in megaplex theatres and the average number of screens per theatre was 14.7, more than twice the industry average of 6.5, according to the National Association of Theatre Owners.

        We believe our high proportion of megaplex theatres provides a more enjoyable experience for our patrons which in turn provides us with better asset utilization and enhanced revenue opportunities. For the 52 weeks ended December 28, 2006, on a pro forma basis, our theatre circuit in the United States and Canada produced box office revenues per screen at rates approximately 27% higher than our closest peer competitor and 45% higher than the industry average, as measured by Rentrak. On average, our theatres do more business and serve more customers, which positions us to benefit from our highly profitable concessions operations and growth in other ancillary sources of revenue.

        Strong Cash Flow Generation.    The combination of our major market focus and high quality theatre circuit allows us to generate significant cash flow. For the nine months ended December 28, 2006, our net cash provided by operating activities totaled $205.4 million. In future years, we expect to generate enough cash flow to maintain existing facilities, consistent with our high standards of quality, invest in our business when we find attractive opportunities to build or acquire theatres, service our debt, and pay dividends to our stockholders.

        Proven Management Team.    Our senior management team has an average of more than 25 years of experience in the theatrical exhibition industry. Our leadership team has guided our company through a number of economic and industry cycles, and has successfully integrated a number of important acquisitions while achieving immediate cost savings.

Our Strategy

        Our strategy is driven by the following three primary elements:

        Growing Core and Ancillary Revenues.    We believe we have opportunities to increase our core and ancillary revenues through strategic marketing initiatives, new product offerings and other enhancements to our business. Since fiscal 2001 theatre revenues per patron for AMC Entertainment have increased by a 5.1% compound annual growth rate, or CAGR, which resulted in a per patron increase of more than $2.51 over this period.

        Over the years we have implemented a number of key programs and initiatives designed to grow our core and ancillary revenues. For example:

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  In 2006, we implemented specific marketing initiatives targeted at increasing attendance. In addition, we have introduced value oriented pricing and product combinations as part of our concession offerings, increasing both concession spending per patron and our profitability;

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  Our MovieWatcher frequent moviegoer loyalty program has approximately 1.6 million active members, which we believe to be among the largest of its kind in the industry;

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  We introduced the AMC Entertainment Card in October 2002, the first stored-value gift card sold circuit-wide in the industry. We currently sell the card through several marketing alliances at approximately 50,000 retail outlets throughout the United States and Canada;

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  We were a founding member and currently own approximately 18.6% of National CineMedia, LLC, a cinema screen advertising venture representing approximately 13,000 North American theatre screens (of which approximately 11,000 are equipped with digital projection capabilities) that reaches over 500 million movie guests annually; and

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  We were a founding partner and currently own approximately 27% of MovieTickets.com, an Internet ticketing venture representing over 9,500 screens, and we own approximately 9% of Fandango, an online movie ticketing company that Loews founded with several other exhibitors and that represents approximately 14,000 screens.

        Maximizing Operating Efficiencies.    A fundamental focus of our business is managing our costs and expenses and, as a result, improving our margins. Since fiscal 2001, we have implemented initiatives that have resulted in the following:

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  Our cost of operations has declined as a percentage of total revenues from 67.4% in fiscal 2001 to 63.5% for the 52 weeks ended December 28, 2006;

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  Our general and administrative expense has declined as a percentage of total revenue from 2.7% in fiscal 2001 to 1.7% during the 52 weeks ended December 28, 2006; and

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  Our Segment Adjusted EBITDA(1) margins have increased from 14.5% in fiscal 2001 to 18.6% for the 52 weeks ended December 28, 2006.

(1)
See Note 14 to the Unaudited Financial Statements included in AMC Entertainment's Form 10-Q for the quarterly period ended December 28, 2006 and Note 16 to the Audited Financial Statements included in AMC Entertainment's Form 10-K for the year ended March 30, 2006 for a discussion of Segment Adjusted EBITDA including a reconciliation to operating earnings (loss). We have computed Segment Adjusted EBITDA margins by dividing Segment Adjusted EBITDA by total revenues. Segment Adjusted EBITDA is disclosed in the audited financial statements as it is a primary measure used by us to evaluate the performance of our segments and to allocate resources.

        Optimizing Our Theatre Portfolio.    Our high asset quality is a function of our new build, theatre disposition and acquisition strategies. Because we are a recognized leader in the development and operation of megaplex theatres and because we have significant financial resources, we believe that we will continue to have a strong pipeline of attractive new build opportunities. We intend to selectively pursue such opportunities where the characteristics of the location and the overall market meet our strategic and financial return criteria. As of December 28, 2006, we had one U.S. theatre with 16 screens under construction and scheduled to open in fiscal 2007.

        We believe that our proactive efforts to dispose of older, underperforming theatres further differentiates us from our competitors and has been an important contributor to our overall theatre portfolio quality. We will continue to evaluate our theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases.

Our Industry

        We believe the theatrical exhibition industry is and will continue to be attractive for a number of key reasons, including:

        A Compelling Consumer Experience.    Going to the movies is one of the most popular out-of-home entertainment experiences in the U.S. This is driven by a number of factors, including availability, convenience and affordability. The estimated average price of a movie ticket was $6.41 in 2005, considerably less than other forms of out-of-home entertainment such as concerts and sporting events.

        Long History of Steady Growth.    Box office revenues in the U.S. and Canada have increased at a 4.5% CAGR over the last 20 years, driven by increases in both ticket prices and attendance. This timeframe has included periods of economies and industry downturns.

        Importance to Studios.    We believe that the theatrical success of a motion picture is often the key determinant in establishing its value in the other parts of the product life cycle, such as DVD, cable television, merchandising and other ancillary markets. As a result, we believe motion picture studios will continue to work cooperatively with theatrical exhibitors to ensure the continued value of the theatrical window.

        Exhibition Industry has Consolidated and Rationalized.    After a period of over-expansion in the late-1990's, the exhibition industry has experienced significant consolidation and circuit rationalization. The top four exhibitors now account for 55% of box office revenues compared to 29% in 1995. Under this new industry model, screen count growth has been in the low-single digits compared to significantly greater growth in the late-1990's. We have played a key role in this consolidation process: our acquisition of Loews on January 26, 2006 combined two leading theatrical exhibition companies, each with a long history of operating in the industry, and increased the number of screens we operated by 47%.

        Significant Ongoing Investment in Motion Pictures.    The number of films released in the U.S. has increased in each of the past five years. Most recently, this reflects, among other things, a significant investment in the movie business from non-traditional sources. A number of recent motion picture financings have attracted significant participation from large financial institutions looking to diversify their portfolios. We believe the impact of this investment will be the further increase in the number of movies produced each year.

        Movie Quality Drives Attendance.    In 2006, the movie business experienced a marked improvement over 2005, with box office revenues increasing 4%, compared to a decrease of more than 5% in 2005. We believe this recovery was driven by several factors, the most critical of which was the improved quality of the 2006 film slate compared to 2005. In 2006, the industry experienced significant contributions not only from blockbuster films such as Star Wars and The Chronicles of Narnia, but also from a number of successful lower-budget films such as Wedding Crashers, Walk the Line, and Brokeback Mountain. A number of high-profile films are expected to debut in 2007 and 2008, including installments of popular movie franchises such as Harry Potter, Indiana Jones, Spider-Man and Shrek.

Recent Developments

        National CineMedia.    In March 2005, we formed National CineMedia, LLC ("NCM") with Regal Entertainment Group ("Regal") to combine our screen advertising businesses. In July 2005, Cinemark Holdings, Inc. ("Cinemark") joined the NCM joint venture by contributing its screen advertising business. NCM is a cinema screen advertising venture representing approximately 13,000 North American theatre screens (of which approximately 11,000 are equipped with digital projection capabilities) and reaching over 500 million movie guests annually. As of December 28, 2006, we had a 29% interest in NCM which we accounted for using the equity method.

        In February 2007, National CineMedia, Inc. ("NCM, Inc."), a newly formed entity that now serves as the sole manager of NCM, closed its initial public offering, or IPO, of 42,000,000 shares of its common stock at a price of $21.00 per share. In connection with the completion of NCM, Inc.'s IPO, we entered into the Third Amended and Restated Limited Liability Company Operating Agreement (the "NCM Operating Agreement") among American Multi-Cinema, Inc., Regal and Cinemark. Pursuant to the NCM Operating Agreement, the members were granted a redemption right to exchange common units of NCM for NCM, Inc. shares of common stock on a one-for-one basis, or at the option of NCM, Inc., a cash payment equal to the market price of one share of NCM, Inc.'s common stock. Upon execution of the NCM Operating Agreement, each existing preferred unit of NCM held by American Multi-Cinema, Inc., Regal and Cinemark was redeemed in exchange for $13.7782 per unit, resulting in the cancellation of each preferred unit. NCM used the proceeds of a new $725 million term loan facility and $59.8 million of net proceeds from the NCM, Inc. IPO to redeem the outstanding preferred units. We received approximately $259.3 million in the aggregate for the redemption of all our preferred units in NCM.

        In connection with the completion of NCM, Inc.'s IPO, we also entered into an Exhibitor Services Agreement ("ESA") with NCM whereby in exchange for approximately $231.3 million, we agreed to modify NCM's payment obligations under the prior Exhibitor Services Agreement. The ESA provides a term of 30 years for advertising and approximately five year terms (with automatic renewal provisions) for meeting event and digital programming services, and provides NCM with a five year right of first refusal for the services beginning one year prior to the end of the term. The ESA also changed the basis upon which we are paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee is now composed of a fixed payment per patron and a fixed payment per digital screen, which increases by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. The theatre access fee paid in the aggregate to American Multi-Cinema, Inc., Regal and Cinemark will not be less than 12% of NCM's aggregate advertising revenue, or it will be adjusted upward to meet this minimum payment. Additionally, we entered into the First Amended and Restated Loews Screen Integration Agreement with NCM pursuant to which we will pay NCM an amount that approximates the EBITDA that NCM would generate if it were able to sell advertising in the Loews theatre chain on an exclusive basis commencing upon the completion of NCM, Inc.'s IPO, and NCM issued to us common membership units in NCM, increasing our ownership interest to approximately 33.7%; such Loews payments will be made quarterly until May 2008 and are expected to approximate $15.3 million in the aggregate. Also, with respect to any on-screen advertising time provided to our beverage concessionaire, we are required to purchase such time from NCM at a negotiated rate. In addition, we expect to receive mandatory quarterly distributions of excess cash from NCM pursuant to contractual obligations entered into in connection with the NCM, Inc. IPO. Subsequent to the NCM, Inc. IPO, we held an 18.6% interest in NCM.

        We intend to use the proceeds from the preferred unit redemption and the ESA modification payment described above as well as the approximately $26.5 million we received by selling common units in NCM to NCM, Inc. in connection with the exercise of the underwriter's over-allotment option in the NCM, Inc. IPO together with cash on hand, to redeem our 9 1/2% senior subordinated notes due

2011, our senior floating rate notes due 2010 and our 9 7/8% senior subordinated notes due 2012. In February 2007, we issued notices of redemption to the holders of our 9 1/2% senior subordinated notes due 2011, our senior floating rate notes due 2010 and our 9 7/8% senior subordinated notes due 2012. We refer to the redemption of our 9 1/2% senior subordinated notes due 2011, our senior floating rate notes due 2010 and our 9 7/8% senior subordinated notes due 2012 in this exhibit as the "Bond Redemptions" and we refer to the NCM, Inc. IPO and the other transactions described above, including the Bond Redemptions, as the "NCM Transactions."

        The Merger Transactions.    In January 2006, Holdings merged with LCE Holdings, the parent of Loews, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the merger. Operating results of the acquired theatres are included in our consolidated statements of operations from January 26, 2006.

        Concurrently with the closing of the Mergers, we entered into the following financing transactions: (1) our new senior secured credit facility, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility; (2) the issuance by AMCE of $325.0 million in aggregate principal amount of 11% senior subordinated notes due 2016; (3) the termination of AMC Entertainment's existing senior secured credit facility, under which no amounts were outstanding, and the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder; and (4) the completion of the tender offer and consent solicitation for all $315.0 million aggregate principal amount of Loews' 9.0% senior subordinated notes due 2014.

        We refer collectively to the Mergers, the consummation of the financing transactions described above and certain related divestitures as the "Merger Transactions."

        Senior Secured Credit Facility Amendment.    On February 14, 2007, we entered into an amendment to our senior secured credit facility. The purpose of the amendment was, among other things, to amend its restricted payments covenant to permit the redemption of our 9 1/2% senior subordinated notes due 2011 and 9 7/8% senior subordinated notes due 2012, as well as other subordinated indebtedness.

        Change of Control Offers.    In connection with the Holdings offering, the Sponsors, as defined below, and certain other existing stockholders of Holdings intend to enter into a new voting arrangement, effective upon the closing of the Holdings offering. As a result of these new voting arrangements, the Holdings offering will constitute a "change of control" under the indentures governing Holding's 12% senior discount notes due 2014 and AMCE's 11% senior subordinated notes due 2016 and 8 5/8% senior fixed rate notes due 2012, and Holdings and AMCE will be required to make change of control offers to purchase these notes after completion of the Holdings offering at a price of 101% of the aggregate principal amount thereof plus, without duplication, accrued and unpaid interest to the date of repurchase. Based on current trading prices of these securities, we expect that the holders of these notes will not accept the change of control offers, but to the extent that such holders do accept the offers, we anticipate that we would raise the amounts needed to fund the offers with cash on hand, available lines of credit or through new financing; however, we cannot assure you that Holdings and AMCE would have sufficient funds available or be able to obtain new financing on commercially reasonable terms or at all.

The Reclassification

        Prior to consummating the Holdings offering, Holdings intends to reclassify each share of its existing Class A common stock, Class N common stock and Class L common stock. Pursuant to the reclassification, each holder of shares of Class A common stock, Class N common stock and Class L common stock will receive             shares of common stock for one share of Class A common stock,

Class L common stock or Class N common stock. Upon completion of the Holdings offering, Holdings will change its name to AMC Entertainment, Inc. The transactions described in this paragraph are referred to in this exhibit as the "Reclassification."

        Currently, investment vehicles affiliated with J.P. Morgan Partners, LLC (collectively, "JPMP"), Apollo Investment Fund V, L.P. and certain related investment funds (collectively, "Apollo"), JPMP's and Apollo's co-investors, funds associated with Bain Capital Partners, LLC ("Bain"), affiliates of The Carlyle Group (collectively, "Carlyle"), affiliates of Spectrum Equity Investors (collectively, "Spectrum"), and management hold 100% of Holdings' outstanding common stock. JPMP, Apollo, Bain, Carlyle and Spectrum are collectively referred to as the "Sponsors." After giving effect to the sale by our Sponsors of shares of Holdings' common stock in the Holdings offering, the Sponsors will continue to hold            shares of Holdings' common stock, representing approximately            % of Holdings' outstanding common stock. Pursuant to the Amended and Restated Fee Agreement, upon consummation of the Holdings offering, the Sponsors will receive an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement and the our obligation to pay annual management fees will terminate. We estimate that our aggregate payment to the Sponsors would have been $40.1 million had the Holdings offering occurred on December 28, 2006.

Summary Unaudited Pro Forma Financial and Operating Data

        The following summary unaudited pro forma financial and operating data sets forth our unaudited pro forma combined balance sheet as of December 28, 2006 and unaudited pro forma combined statement of operations for the 39 weeks ended December 28, 2006, the 52 weeks ended March 30, 2006 and the 52 weeks ended December 28, 2006. The pro forma financial data has been derived from our unaudited pro forma condensed consolidated financial information and the notes thereto included elsewhere in this exhibit and has been prepared based on Holdings' and LCE Holdings' historical consolidated financial statements included elsewhere in this exhibit. The unaudited pro forma combined balance sheet gives pro forma effect to the NCM Transactions and the Holdings offering, as if they had occurred on December 28, 2006. The unaudited pro forma combined statement of operations data gives pro forma effect to the Merger Transactions, the NCM Transactions and the Holdings offering, as if each had occurred at April 1, 2005. We have included pro forma financial information for 52 weeks ended December 28, 2006 because we believe that this information provides meaningful financial data about our company's performance after completion of the Merger Transactions in January 2006. In addition, our senior secured credit facility requires us to measure compliance with certain quarterly financial covenants on a trailing twelve month basis. See "—Covenant Compliance." The summary unaudited pro forma financial and operating data is based on certain assumptions and adjustments and does not purport to present what our actual results of operations would have been had the Merger Transactions, the NCM Transactions or the Holdings offering and events reflected by them in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma combined financial data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information."

	Pro Forma
	39 Weeks Ended December 28, 2006		52 Weeks Ended March 30, 2006		52 Weeks Ended December 28, 2006
	(thousands of dollars, except operating and per share data)
Statement of Operations Data:
Total revenues		$1,836,726		$2,391,681		$2,379,691
Cost of operations		1,184,141		1,539,931		1,545,885
Rent		330,917		429,439		440,896
General and administrative expense:
Merger and acquisition costs		9,363		18,059		19,483
Other		35,996		76,814		50,933
Pre-opening expense		6,827		10,635		9,348
Theatre and other closure expense		8,321		601		7,532
Restructuring charge		—		3,980		45
Depreciation and amortization		192,687		262,764		257,879
Impairment of long-lived assets		—		11,974		11,974
Disposition of assets and other (gains)		(11,184)		(1,300)		(12,251)

Total costs and expenses		1,757,068		2,352,897		2,331,724
Other (income)		(9,401)		(11,712)		(8,019)
Interest expense		132,735		173,865		176,204
Investment expense (income)		(5,817)		4,465		(4,925)

Loss from continuing operations before income taxes		(37,859)		(177,834)		(115,293)
Income tax provision (benefits)		700		9,755		5,594

Loss from continuing operations		$(38,559)		$(187,589)		$(120,887)

Loss per share from continuing operations (basic and diluted)	$		$		$

Average shares outstanding:
Basic and diluted

Other Data:
Adjusted EBITDA(1)				$368,796		$392,762

Balance Sheet Data (at period end):
Cash and equivalents			$316,220
Corporate borrowings			1,858,838
Other long-term liabilities			640,148
Capital and financing lease obligations			54,212
Stockholders' equity (default)			1,115,395
Total Assets			4,167,377
Operating Data (at period end):
Average screens—continuing operations(2)	5,111	5,138	5,121
Number of screens operated	5,340	5,511	5,340
Number of theatres operated	382	400	382
Screens per theatre	14.0	12.8	14.0
Attendance (in thousands)—continuing operations(2)	184,207	237,955	214,753

(1)
Adjusted EBITDA in this exhibit corresponds to "Annualized EBITDA" in our senior secured credit facility. See "—Covenant Compliance" for reconciliation of Adjusted EBITDA to loss from continuing operations. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net earnings (loss), operating income or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA is presented giving pro forma effect to the NCM Transactions and the Holdings offering and does not purport to present our actual historical covenant compliance calculations. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

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includes estimated cost savings and operating synergies related to the Merger Transactions;

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does not include one-time transition expenditures that we anticipate we will need to incur to realize cost savings;

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does not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

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does not reflect changes in, or cash requirements for, our working capital needs;

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does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debts;

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excludes tax payments that represent a reduction in cash available to us;

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does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

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does not reflect management fees that may be paid to the Sponsors; and

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does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facility may consider not to be indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes.

(2)
Includes consolidated theatres only.

Covenant Compliance

        Our senior secured credit facility requires us to maintain a net senior secured leverage ratio of no more than 3.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facility) as long as the commitments under our revolving credit facility remain outstanding. Failure to comply with this covenant would result in an event of default under our senior secured credit facility unless waived by our revolving credit lenders, and in any event would likely limit our ability to borrow funds pursuant to our revolving credit facility. An event of default under our senior credit facility can result in the acceleration of our indebtedness under the facility, which in turn would result in an event of default and possible acceleration of indebtedness under our debt securities. In addition, our senior secured credit facility restricts our ability to take certain actions such as incurring additional debt or making certain acquisitions if we are unable to comply with our net senior secured leverage ratio covenant or, in the case of additional debt, maintain an Adjusted EBITDA to consolidated interest expense ratio of at least 2.0 to 1.0 and a senior leverage ratio of no more than 3.25 to 1.0 after giving pro forma effect (as determined under our senior secured credit facility) to the debt incurrence or acquisition, as the case may be. Failure to comply with these covenants would result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. As our failure to comply with the covenants described above can, at best, limit our ability to incur debt or grow our company and, at worst, cause us to go into default under the agreements governing our indebtedness, management believes that our senior secured credit facility and these covenants are material to us. As of December 28, 2006, we were in compliance with the covenants described above.

        Pro forma Adjusted EBITDA is defined in our senior secured credit facility as loss from continuing operations, as adjusted for the items summarized in the table below. Consolidated interest expense is defined in our senior secured credit facility as interest expense excluding, among other things, the amortization of fees and expenses incurred in connection with the Merger Transactions, as well as the amortization of fees and expenses associated with certain investment and financing transactions and certain payments made in respect of operating leases, as described in the definition of consolidated interest expense, less interest income for the applicable period.

        Adjusted EBITDA is not a measurement of our financial performance or liquidity under U.S. GAAP and should not be considered as an alternative to loss from continuing operations, operating income or any other performance measures derived in accordance with U.S. GAAP. Consolidated interest expense as defined in our senior secured credit facility should not be considered an alternative to U.S. GAAP interest expense. Adjusted EBITDA includes estimated annual cost savings initiatives that we expect to achieve in connection with the Mergers as a result of actions that we have taken during the first six months following completion of the Mergers and which we anticipate we will fully realize over the 18 months following the completion of the Mergers. Adjusted EBITDA also includes estimated annual cost savings initiatives that we expect to achieve in the ordinary course of business as a result of actions we have taken or anticipate taking in the near future. See "—The Merger Transactions." However, Adjusted EBITDA does not take into account the $29.9 million in one-time transition expenditures that we have incurred or anticipate that we will need to incur during this period in order to realize these cost savings. The adjustments set forth below reflecting estimated cost savings and operating synergies do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995, as amended. Actual results may differ materially from those reflected due to a number of factors, including without limitation, (i) an inability to consolidate facilities, (ii) an inability to reduce headcount and (iii) an inability to terminate certain contracts.

	Pro Forma (Unaudited)
	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
	(thousands of dollars, except operating data)
Calculation of Adjusted EBITDA:
Loss from continuing operations	$(187,589)	$(120,887)
Income tax provision (benefit)	9,755	5,594
Investment expense	4,465	(4,925)
Interest expense	173,865	176,204
Other expense (income)	(1,045)	2,769
Disposition of assets and other (gains)/losses	(1,300)	(12,251)
Depreciation and amortization	262,764	257,879
Impairment charge	11,974	11,974
Restructuring charge	3,980	45
Theatre and other closure expense	601	7,532
Pre-opening expense	10,635	9,348
Stock-based compensation expense	1,319	6,143
Merger and acquisition costs	18,059	19,483

Subtotal	$307,483	$358,908

Non-cash items and other	249	$5,542
Deferred rent	(3,894)	(4,912)
Gain on sale of investments	221	232
Gain on disposition of assets	365	(879)
Litigation and insurance recoveries	3,621	13,130
Income from equity investments	4,932	1,638
Closed/Disposed theatre contribution	3,901	1,238
Opened theatre contribution	6,102	4,166
Cost savings initiatives:
Administrative salaries, bonuses, occupancy expenses and other administrative expenses(1)	26,338	8,765
Newspaper and other advertising expenses(2)	9,492	1,412
Vendor based contract savings for concession and other costs(3)	5,283	1,822
Theatre level salaries and bonuses(4)	4,703	1,700

Adjusted EBITDA(5)	$368,796	$392,762

Net senior secured indebtedness(6)		$468,151
Net senior secured leverage ratio(7)		1.19
Senior indebtedness(8)		$1,046,668
Senior leverage ratio(9)		2.66
Consolidated interest expense(10)		$133,664
Adjusted EBITDA Ratio(11)		2.94

(1)
Represents (i) cost savings related to the elimination of duplicative overhead costs, including staffing and other administrative expenses, and (ii) real estate related savings for the closure of duplicative facilities, both of which are substantially complete.

(2)
Represents (i) costs associated with duplicative advertising in markets in which AMCE and Loews have overlapping operations, including New York City, Dallas, Seattle, Washington, D.C., Detroit, Cleveland, Orlando and Philadelphia, (ii) the realization of savings from our combined purchasing power for various advertising services and (iii) the elimination of other redundant advertising spending, such as the elimination of duplicative websites. We have eliminated these costs since the completion of the Mergers.

(3)
Represents the difference between AMCE's and Loews' contractual payment rates to certain vendors to our theatres. We have incorporated Loews' operations within AMCE's national corporate contracts for these items since the completion of the Mergers.

(4)
Represents the savings achieved through alignment of theatre pay level and staffing practices and implementing best practices used by each of AMCE and Loews with respect to staffing.

(5)
See footnote (1) on page 13 for more information on Adjusted EBITDA.

(6)
The senior secured credit facility defines net senior secured indebtedness as consolidated secured indebtedness for borrowed money other than any capital lease obligations, net of cash and cash equivalents. Net senior secured indebtedness reflected in the table consists primarily of borrowings under the senior secured credit facility and also reflects the impact on cash balances from the NCM Transactions and the Holdings offering.

(7)
The senior secured credit facility defines the net senior secured leverage ratio as the ratio of net senior secured indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

(8)
The senior secured credit facility defines senior indebtedness as consolidated indebtedness for borrowed money that is not expressly subordinate or junior indebtedness.

(9)
The senior secured credit facility defines the senior leverage ratio as the ratio of senior indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

(10)
The senior secured credit facility defines consolidated interest expense as interest expense excluding, among other things, the amortization of fees and expenses incurred in connection with the Merger Transactions, as well as the amortization of fees and expenses associated with certain investment and financing transactions and certain payments made in respect of operating leases, as described in the definition of consolidated interest expense, less interest income for the applicable period.

(11)
The senior secured credit facility defines the Adjusted EBITDA Ratio as the ratio of Adjusted EBITDA to consolidated interest expense for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

RISK FACTORS

Risks Related to Our Business

Our substantial debt could adversely affect our operations and prevent us from satisfying our obligations under our debt obligations.

        We have a significant amount of debt. As of December 28, 2006, on a pro forma basis, we had $1,913.0 million of outstanding indebtedness. In addition, as of December 28, 2006, on a pro forma basis, $177.5 million was available for borrowing as additional senior debt under our senior secured credit facility. As of December 28, 2006, on a pro forma basis, our subsidiaries had approximately $5.0 billion of undiscounted rental payments under operating leases (with initial base terms of between 15 and 20 years).

        The amount of our indebtedness and lease and other financial obligations could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

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  limit our ability to obtain additional financing in the future for working capital, capital expenditures, dividend payments, acquisitions, general corporate purposes or other purposes;

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  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

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  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

  •
  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our senior secured credit facility or to comply with any of the financial and operating covenants contained therein, we would be in default. Lenders under our senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the senior secured credit facility and foreclose upon the stock and personal property of our subsidiaries that is pledged to secure the senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the senior secured credit facility accelerate the maturity of the indebtedness thereunder, we might not have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness.

        Our indebtedness under our senior secured credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our senior secured credit facility and other indebtedness.

We have had significant financial losses in recent years.

        AMC Entertainment has reported net losses in each of the last nine fiscal years. AMC Entertainment's cumulative net losses for the period were approximately $508.0 million. Our loss from continuing operations on a pro forma basis for the 52 weeks ended March 30, 2006 was $187.6 million, and our loss from continuing operations for the 39 weeks ended December 28, 2006 was $38.6 million. If we continue to experience such losses, we may be unable to meet our payment obligations while attempting to expand our circuit and withstand competitive pressures or adverse economic conditions.

We face significant competition for new theatre sites, and we may not be able to build or acquire theatres on terms favorable to us.

        We anticipate significant competition from other exhibition companies and financial buyers when trying to acquire theatres, and there can be no assurance that we will be able to acquire such theatres at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. In addition, given our size and market share, as well as our recent experiences with the Antitrust Division of the United States Department of Justice in connection with the Mergers and prior acquisitions, we may be required to dispose of theatres in connection with future acquisitions that we make. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

Acquiring or expanding existing circuits and theatres may require additional financing, and we cannot be certain that we will be able to obtain new financing on favorable terms, or at all.

        We estimate that, on a pro forma basis, our net capital expenditures aggregated approximately $151.0 million (net of proceeds from proposed sale/leaseback transactions of approximately $35 million) in fiscal 2006, 100.8 million in the first 39 weeks of fiscal 2007 and will aggregate to approximately $143.0 million for full fiscal 2007. Actual capital expenditures in fiscal 2007 may differ materially from our estimates. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

Acquisition opportunities that would increase our number of theaters in markets where we have a leading market share may result in an antitrust review that requires us to dispose of theatres in such markets in order to complete such acquisitions.

        Given our size and market share, pursuit of acquisition opportunities that would increase the number of our theatres in markets where we have a leading market share would likely result in significant review by the Antitrust Division of the United States Department of Justice, and we may be required to dispose of theatres in order to complete such acquisition opportunities. For example, in connection with the Merger Transactions, we were required to dispose of 10 theaters located in various markets across the U.S., including New York City, Chicago, Dallas and San Francisco. As a result, we may not be able to succeed in acquiring other exhibition companies or may have to dispose of a significant number of theatres in key markets in order to complete such acquisitions.

The agreements governing our indebtedness contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us.

        The agreements governing our indebtedness contain various covenants that limit our ability to, among other things:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions to our shareholders;

  •
  make restricted payments;

  •
  incur liens;

  •
  engage in transactions with affiliates; and

  •
  enter into business combinations.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although the indentures for our notes contain a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indentures do not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries," which are subsidiaries that we designate, which are not subject to the restrictive covenants contained in the indentures governing our notes. Furthermore, there are no restrictions in the indentures on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

We may not generate sufficient cash flow from our theatre acquisitions to service our indebtedness.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that the acquired theatres do not perform as expected.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt and other financial obligations, and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. Further, following the Holdings offering and subject to legally available funds, Holdings intends to pay quarterly cash dividends, commencing in the first quarter of fiscal 2008. As a result, if the Holdings offering is completed and we pay quarterly cash dividends on our common stock, Holdings will be required to begin paying cash interest on its 12% senior discount notes due 2014. Holdings' ability to service the

12% senior discount notes due 2014 is subject to the restrictions on distributions from us to Holdings contained in our senior secured credit facility and the indentures governing our debt securities. Holdings' anticipated annual cash interest expense on the 12% senior discount notes due 2014 is approximately $28.0 million. After giving effect to the amendment to our senior secured credit facility entered into on February 14, 2007 and the pro forma financial information contained elsewhere in this exhibit, the maximum amount we would have been permitted to distribute to Holdings in compliance with our senior secured credit facility and the indentures governing our debt securities was approximately $200.0 million.

        In addition, our notes require us to repay or refinance those notes when they come due. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

        The terms of the agreements governing our indebtedness do not prohibit us from incurring additional indebtedness. If we are in compliance with the financial covenants set forth in the senior secured credit facility and our other outstanding debt instruments, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we face may intensify.

Optimizing our theatre circuit through new construction is subject to delay and unanticipated costs.

        The availability of attractive site locations is subject to various factors that are beyond our control. These factors include:

  •
  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

  •
  competition for site locations from both theatre companies and other businesses.

        In addition, we typically require 18 to 24 months in the United States and Canada from the time we identify a site to the opening of the theatre. We may also experience cost overruns from delays or other unanticipated costs. Furthermore, these new sites may not perform to our expectations.

Our investment in and revenues from NCM may be negatively impacted by the competitive environment in which NCM operates.

        Even after giving effect to the NCM Transactions, we will maintain an investment in NCM. NCM's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that NCM's in-theatre advertising format will be favorably received by the theater-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations may be adversely affected and our investment in and revenues from NCM may be adversely impacted.

We may suffer future impairment losses and lease termination charges.

        The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. As a result, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter except for 2005. AMC Entertainment's impairment losses from continuing operations over this period aggregated to $188.1 million. Loews' impairment losses aggregated $4 million in the period since it emerged from bankruptcy in 2002. Beginning fiscal 1999 through March 30, 2006, AMC Entertainment also incurred lease termination charges aggregating $67.9 million. Historically, Loews has not incurred lease termination charges on its theatres that were disposed of or closed. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres.

Our international and Canadian operations are subject to fluctuating currency values.

        We own, operate or have interests in megaplexes in Canada, Mexico, Argentina, Brazil, Chile, Uruguay, China (Hong Kong), France and the United Kingdom. Because the results of operations and the financial position of Cinemex and our other foreign operations, including our foreign joint ventures, are reported in their respective local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, our financial results are impacted by currency fluctuations between the dollar and those local currencies. During the 52 weeks ended March 30, 2006, revenues from our theatre operations outside the United States accounted for 6% of our total revenues and 9% of our total revenues during the 39 weeks ended December 28, 2006. As a result of our international operations, we have risks from fluctuating currency values. As of December 28, 2006, a 10% fluctuation in the value of the United States dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease loss before income taxes and accumulated other comprehensive loss by approximately $0.6 million and $42.0 million, respectively. We do not currently hedge against foreign currency exchange rate risk.

Attendance levels at our international theatres depend on the market for local language films, and we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets.

        Consumers in international markets may be less inclined to spend their leisure time attending movies than consumers in the United States and Canada. The fact that a movie produced in the United States and targeted at U.S. audiences is successful in the United States does not necessarily mean that it will be successful internationally. In addition, there is generally a smaller market for local language films, and the overall supply of these films may not be adequate to generate a sufficient attendance level at our international theatres. As a result of such factors, attendance levels at some of our foreign theatres may not be sufficient to permit us to operate them on a positive cash flow basis. In addition, because of existing relationships between distributors and other theatre owners, we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets. As a result of these factors, attendance at some of our international theatres may not be sufficient to permit us to operate them profitably.

Our international theatres are subject to local industry structure and regulatory and trade practices, which may adversely affect our ability to operate at a profit.

        Risks unique to local markets include:

  •
  unexpected changes in tariffs and other trade barriers;

  •
  changes in foreign government regulations;

  •
  inflation;

  •
  price, wage and exchange controls;

  •
  reduced protection for intellectual property rights in some countries;

  •
  licensing requirements;

  •
  potential adverse tax consequences; and

  •
  uncertain political and economic environments.

        Such risks may limit or disrupt motion picture exhibition and markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or appropriation without fair compensation and may adversely affect our ability to expand internationally.

We must comply with the ADA, which could entail significant cost.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

        On January 29, 1999, the Department of Justice, or the Department, filed suit alleging that AMCE's stadium-style theatres violate the ADA and related regulations. On December 5, 2003, the trial court entered a consent order and final judgment under which AMCE agreed to remedy certain violations at twelve of its stadium-style theatres and to survey and make required betterments for its patrons with disabilities at its stadium-style theatres and at certain theatres it may open in the future. On January 10, 2006, the trial court ruled in favor of the Department. Currently AMCE estimates that these betterments will be required at approximately 140 stadium-style theatres. AMCE estimates that the total cost of these betterments will be $47.5 million, which is expected to be incurred over the remaining term of the consent order of 2.0 years. Through December 28, 2006 AMCE has incurred approximately $9.9 million of these costs. AMCE has appealed the trial court's order to the Ninth Circuit Court of Appeals and both parties have filed their briefs.

We will not be required to evaluate our internal controls over financial reporting under the standards required by Section 404 of the Sarbanes-Oxley Act of 2002 until our fiscal year ending in March 2008.

        We will not be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until our fiscal year ending in March 2008. Section 404 requires management of a reporting company to annually review, assess and disclose the effectiveness of a company's internal controls over financial reporting and to provide an attestation by an independent registered public accounting firm, which addresses such assessments. We do not expect to be subject to the formal requirements of Section 404 until our fiscal year ending in March 2008. Nevertheless, as a result of our disclosures in the past, we would undertake to notify investors of any changes to our internals controls, including any identification of a material weakness in those internal controls.

We are party to significant litigation.

        We are subject to a number of legal proceedings and claims that arise in the ordinary course of our business. We cannot be assured that we will succeed in defending any claims, that judgments will not be entered against us with respect to any litigation or that reserves we may set aside will be adequate to cover any such judgments. If any of these actions or proceedings against us is successful, we may be subject to significant damages awards. In addition, we are the plaintiff in a number of material lawsuits in which we seek the recovery of substantial payments. We are incurring significant legal fees in prosecuting these lawsuits, and we may not ultimately prevail in such lawsuits or be able to collect on such judgments if we do. In addition, the defense and prosecution of these claims divert the attention of our management and other personnel for significant periods of time.

The Holdings offering will require us to make a "change of control" offer on certain series of our indebtedness, and we may not have the ability to raise the funds necessary to finance these offers.

        In connection with the Holdings offering, the Sponsors and certain other existing stockholders of Holdings intend to enter into a new voting arrangement, effective upon the closing of the Holdings offering. As a result of these new voting arrangements, the Holdings offering will constitute a "change of control" under the indentures governing Holding's 12% senior discount notes due 2014 and AMCE's 11% senior subordinated notes due 2016 and 8 5/8% senior fixed rate notes due 2012, and Holdings and AMCE will be required to make change of control offers to purchase these notes after completion of the Holdings offering at a price of 101% of the aggregate principal amount thereof plus, without duplication, accrued and unpaid interest to the date of repurchase. Based on current trading prices of these securities, holdings and AMCE expect that the holders of these notes will not accept the change of control offers, but to the extent that such holders accept the offers, Holdings and AMCE anticipate that they would raise the amounts needed to fund the offers with cash on hand, available lines of credit or through new financing; however, we cannot assure you that Holdings and AMCE would have sufficient funds available or be able to obtain new financing on commercially reasonable terms or at all.

We may be subject to liability under environmental laws and regulations.

        We own and operate facilities throughout the United States and in several foreign countries and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

Our loss of key management personnel or our inability to hire and retain skilled employees at our theatres could adversely affect our business.

        Our success is dependent in part on the efforts of key members of our management team. In particular, Mr. Peter C. Brown, our chairman and chief executive officer, has substantial experience and expertise in the theatrical exhibition industry and has made significant contributions to our growth and success. The loss of Mr. Brown's services or the services of other key members of our management team could materially adversely affect our business, financial condition, results of operations or prospects.

        In addition, competition for skilled professionals is intense. The loss of any of these professionals or the inability to recruit these individuals in our markets could adversely affect our ability to operate our business efficiently and profitably and could harm our ability to maintain our desired levels of service.

We may suffer material losses or damages, or be required to make material payments on existing lease and other guaranty obligations, concerning entities, businesses and assets we no longer own as a result of the disposition by Loews of its Canadian and German film exhibition operations prior to the Mergers, and we may not be able to collect on indemnities from the purchaser of our Canadian and German film exhibition operations in order to satisfy these losses, damages or payments.

        We may suffer losses or damages as a result of claims asserted by third parties relating to the Canadian and German entities which Loews no longer owns as a result of dispositions by Loews prior to the Mergers. While we cannot predict at this time what claims third parties may potentially assert against us, or the frequency or magnitude of such claims, such claims may include matters related to Loews' former ownership and operation of the Canadian and German entities and their respective businesses or assets (including matters related to the initial public offering of the Cineplex Galaxy Income Fund in Canada). In addition, Loews has guaranteed certain real property leases for theatres located in Canada and in Germany which Loews no longer owns following the Loews transactions. The Canadian leases are long-term leases and contain options for additional terms which, if exercised, could extend the leases for substantial additional periods.

        Under a purchase agreement for the Canadian transfer, Loews' former investors have indemnified Loews for certain potential liabilities in connection with the sale of its Canadian and German entities, which indemnity is guaranteed by Cineplex Odeon Corporation, or COC, which was Loews' wholly-owned Canadian subsidiary, prior to its sale. It also contains provisions intended to restrict the activities of the purchaser of Canadian operations and COC and to cause the indemnifying party and COC collectively to hold a specified amount of assets. However, there can be no assurance that the assets available to satisfy these obligations will be sufficient. Accordingly, we may suffer damages or losses, or be required to make payments on outstanding guaranties, for which we may not be made whole under the indemnity. Such damages or losses, or required payments, may have a material adverse effect on our business, assets and results of operations.

        We also often remain secondarily obligated for lease payments in the event the acquiring entity does not perform under its obligations for theaters we are divesting of, including the theatres required to be divested by us by the U.S. Department of Justice and state attorneys general, in conjunction with the Loews merger.

We may not be able to generate additional ancillary revenues.

        We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our domestic competitors have stated that they intend to make significant capital investments in digital advertising delivery, and the success of this delivery system could make it more difficult for us to compete for advertising revenue. In addition, in March 2005, we contributed our cinema screen advertising business to NCM. As such, although we retain board seats in NCM, we do not control this business, and therefore do not control our revenues attributable to cinema screen advertising. We cannot assure you that we will be able to effectively generate additional ancillary revenue and our inability to do so could have an adverse effect on our business and results of operations. See "Introduction—Recent Developments."

Risks Related to Our Industry

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We mostly license first-run motion pictures, the success of which have increasingly depended on the marketing efforts of the major studios. Poor performance of, or any disruption in the production of (including by reason of a strike) these motion pictures, or a reduction in the marketing efforts of the major studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by studios may adversely affect the demographic base of moviegoers.

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

        We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. Our business may be adversely affected if our access to motion pictures is limited or delayed because of a deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We are subject, at times, to intense competition.

        Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

  •
  Attracting patrons.    The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

  •
  Licensing motion pictures.    We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

  •
  Low barriers to entry.    We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry that prevent a competing exhibitor from opening a theatre near one of our theatres.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems and from other forms of in-home entertainment.

Industry-wide screen growth has affected and may continue to affect the performance of some of our theatres.

        In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome, and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. In recent years many older theatres that had closed are being reopened by small theatre operators and in some instances by sole proprietors that are able to negotiate significant rent and other concessions from landlords. As a result, there has been growth in the number of screens in the U.S. and Canadian exhibition industry. This has affected and may continue to affect the performance of some of our theatres.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

        We compete with other movie delivery methods, including network, cable and satellite television, DVDs and video cassettes, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

General political, social and economic conditions can reduce our attendance.

        Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 27% of AMC Entertainment's revenues in fiscal 2006, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

Industry-wide conversion to electronic-based media may increase our costs.

        The industry is in the early stages of conversion from film-based media to electronic-based media. There are a variety of constituencies associated with this anticipated change that may significantly impact industry participants, including content providers, distributors, equipment providers and venue operators. While content providers and distributors have indicated they would bear the costs of this change, there can be no assurance that we will have access to adequate capital to finance the conversion costs associated with this potential change should the conversion process rapidly accelerate or the content providers and distributors elect to not bear the related costs. Furthermore, it is impossible to accurately predict how the roles and allocation of costs between various industry participants will change if the industry changes from physical media to electronic media.

Other Risks

We are controlled by the Sponsors, whose interests may not be aligned with Holdings' public stockholders.

        Even after giving effect to the Holdings offering, the Sponsors will beneficially own approximately    % of Holdings' common stock and will have the power to control our affairs and policies including with respect to the election of directors, (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. Holdings intends to avail itself of the "controlled company" exception under the New York Stock Exchange rules which eliminates the requirement that it have a majority of independent directors on its board of directors and that it have compensation and nominating committees composed entirely of independent directors, but retains the requirement that it have an audit committee composed entirely of independent members. The directors elected by the Sponsors will have the authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in Holdings doing so. The interests of the Sponsors could conflict with Holdings' public stockholders' interests in material respects. For example, the Sponsors could cause Holdings to make acquisitions that increase the amount of its indebtedness or sell revenue-generating assets. Furthermore, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In addition, Holdings' governance documents do not contain any provisions applicable to deadlocks among the members of Holdings' board, and as a result Holdings may be precluded from taking advantage of opportunities due to disagreements among the Sponsors and their respective board designees. So long as the Sponsors continue to own a significant amount of the outstanding shares of Holdings' common stock, they will continue to be able to strongly influence or effectively control its decisions. See "Certain Relationships and Related Party Transactions — Governance Agreements."

Holdings' amended and restated certificate of incorporation and Holdings' amended and restated bylaws, as amended, contain anti-takeover protections, which may discourage or prevent a takeover of the company, even if an acquisition would be beneficial to Holdings' stockholders.

        Provisions contained in Holdings' amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire Holdings, even if a takeover would benefit Holdings' stockholders. These provisions include:

  •
  a classified board of directors;

  •
  the sole power of a majority of the board of directors to fix the number of directors;

  •
  limitations on the removal of directors;

  •
  the sole power of the board of directors or the Sponsors, in the case of a vacancy of a Sponsor board designee, to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

  •
  the ability of Holdings' board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

  •
  the inability of Holdings' stockholders to act by written consent if less than 50% of Holdings' outstanding common stock is owned by the Sponsors, and

  •
  The inability of stockholders to call special meetings.

        Holdings' issuance of shares of preferred stock could delay or prevent a change of control of Holdings. Holdings' board of directors has the authority to cause Holdings to issue, without any further vote or action by the stockholders, up to                         shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Holdings without further action by the stockholders, even where stockholders are offered a premium for their shares.

        Holdings' incorporation under Delaware law, the ability of Holdings' board of directors to create and issue a new series of preferred stock or a stockholder rights plan and certain other provisions of Holdings' amended and restated certificate of incorporation and amended and restated bylaws could impede a merger, takeover or other business combination involving Holdings or the replacement of Holdings' management or discourage a potential investor from making a tender offer for Holdings' common stock, which, under certain circumstances, could reduce the market value of Holdings' common stock.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        We derived the following unaudited pro forma condensed consolidated financial information by applying pro forma adjustments attributable to the Merger Transactions, the NCM Transactions and the Holdings offering to Holdings' and LCE Holdings' historical consolidated financial statements included in this exhibit. The unaudited pro forma condensed consolidated statements of operations data for the 39 weeks ended December 28, 2006, the 52 weeks ended March 30, 2006 and the 52 weeks ended December 28, 2006 give effect to the Merger Transactions, the NCM Transactions, Yelmo and the Holdings offering as if they had each occurred on April 1, 2005. The unaudited pro forma condensed consolidated balance sheet data gives effect to the NCM Transactions and the Holdings offering as if they had occurred on December 28, 2006. We have included pro forma financial information for 52 weeks ended December 28, 2006 because we believe that this information provides meaningful financial data about our company's performance after completion of the Merger Transactions in January 2006. In addition, our senior secured credit facility requires us to measure compliance with certain quarterly financial covenants on a trailing twelve month basis. See "—Covenant Compliance." We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information.

        The Merger Transactions:    In January 2006, Holdings merged with LCE Holdings, the parent of Loews, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the merger. Operating results of the acquired theatres are included in our consolidated statements of operations from January 26, 2006.

        Concurrently with the closing of the Mergers, we entered into the following financing transactions: (1) our new senior secured credit facility, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility; (2) the issuance by AMCE of $325.0 million in aggregate principal amount of 11% senior subordinated notes due 2016; (3) the termination of AMC Entertainment's existing senior secured credit facility, under which no amounts were outstanding, and the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder; and (4) the completion of the tender offer and consent solicitation for all $315.0 million aggregate principal amount of Loews' 9.0% senior subordinated notes due 2014.

        We refer collectively to the Mergers, the consummation of the financing transactions described above and certain related divestitures as the "Merger Transactions."

        The NCM Transactions:    NCM is a cinema screen advertising venture representing approximately 13,000 North American theatre screens (of which approximately 11,000 are equipped with digital projection capabilities) and reaching over 500 million movie guests annually. NCM is jointly owned by Holdings, Cinemark and Regal. In March 2005, we contributed our cinema screen advertising business to NCM. As of December 28, 2006, we had a 29% interest in NCM which we accounted for using the equity method. On February 13, 2007 NCM, Inc., a newly formed entity that now serves as the sole manager of NCM, closed its IPO of 42,000,000 shares of its common stock at a price of $21.00 per share. Net proceeds from NCM, Inc.'s IPO were used to acquire newly issued equity interests from NCM, and NCM then distributed the net proceeds to us, Cinemark and Regal on a pro rata basis in connection with modifying payment obligations for extended access to our theatres pursuant to the Exhibitor Services Agreement with NCM. We also sold common units in NCM to NCM, Inc. in connection with the exercise of the underwriters' over-allotment option in the NCM, Inc. IPO. In connection with the completion of NCM, Inc.'s IPO, NCM also borrowed approximately $725 million under a new senior credit facility, which was used to redeem preferred units held by each of us, Cinemark and Regal on a pro rata basis pursuant to a recapitalization of NCM that was completed prior to the closing of NCM, Inc.'s IPO. We received net proceeds from NCM Inc.'s IPO, the sale of common units in connection with the underwriters' over-allotment option and the redemption of our preferred units of approximately $517.1 million. We intend to use the proceeds from these transactions, together with cash on hand, to fund the Bond Redemptions.

        In connection with the completion of NCM, Inc.'s IPO, we amended and restated our existing services agreement with NCM whereby in exchange for our pro rata share of the proceeds from NCM, Inc.'s IPO and redemption of our preferred units, we agreed to a modification of NCM's payment obligation under the prior agreement. The modification extended the term of the agreement to 30 years, provided NCM with a five year right of first refusal for the services beginning one year prior to the end of the term and changed the basis upon which we are paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee is now composed of a fixed payment per patron and a fixed payment per digital screen, which increases by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. Additionally, we entered into the Loews Screen Integration Agreement with NCM pursuant to which we will pay NCM an amount that approximates the EBITDA that NCM would generate if it were able to sell advertising in the Loews theatre chain on an exclusive basis commencing upon the completion of NCM, Inc.'s IPO, and NCM issued to us common membership units in NCM, increasing our ownership interest to approximately 33.7%; such Loews payments will be made quarterly until May 2008 and are expected to approximate $15.3 million in the aggregate. Also, with respect to any on-screen advertising time provided to our beverage concessionaire, we are required to purchase such time from NCM at a negotiated rate. In addition, we expect to receive mandatory quarterly distributions of excess cash from NCM pursuant to contractual obligations entered into in connection with the NCM, Inc. IPO. Subsequent to the NCM, Inc. IPO, we hold an 18.6% interest in NCM.

        The Holdings Offering:    Immediately prior to consummating the Holdings offering, Holdings intends to reclassify each share of its existing Class A common stock, Class N common stock and Class L common stock. Pursuant to the reclassification, each holder of shares of Class A common stock, Class N common stock and Class L common stock will receive            shares of common stock for one share of Class A common stock, Class L common stock or Class N common stock. Upon completion of the Holdings offering, Holdings will change its name to AMC Entertainment, Inc.

        Currently, investment vehicles controlled by the Sponsors and management hold 100% of Holdings' outstanding common stock. After giving effect to the sale by our Sponsors of shares of Holdings' common stock in the Holdings offering, the Sponsors will continue to hold            shares of Holdings' common stock, representing approximately            % of Holdings' outstanding common stock.

        We will not receive any of the proceeds from the sale of            shares of common stock offered by the selling stockholders in the Holdings offering, including if the underwriters exercise their option to purchase additional shares. Pursuant to the Amended and Restated Fee Agreement, upon consummation of the Holdings offering, the Sponsors will receive an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement. We estimate that our aggregate payment to the Sponsors would have been $40.1 million had the Holdings offering occurred on December 28, 2006.

        The unaudited pro forma condensed consolidated financial information is for illustrative and informational purpose only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of operations data or other financial data as of any future date or any future period.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in the unaudited pro forma condensed consolidated financial statements and our consolidated financial statements appearing in our Form 10-K filed on June 28, 2006 and in our Form 10-Q filed on February 14, 2007.

MARQUEE HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 28, 2006

(dollars in thousands)

	As of December 28, 2006
	Holdings Historical	NCM Pro Forma Adjustments		Holdings Pro Forma for NCM Transactions	Holdings IPO Pro Forma Adjustments		Holdings Pro Forma IPO & NCM Transactions
Assets
Cash and equivalents	$470,448	$231,308	(1)	$361,527	$(40,142	)(8)	$316,220
		179,556	(1)	—	(5,165	)(8a)
		106,261	(1)	—	—
		(607,602	)(1)	—	—
		(17,696	)(1)	—	—
		(748	)(1)	—	—
Current assets	117,279	—		117,279	—		117,279
Property, net	1,324,427	—		1,324,427	—		1,324,427
Intangible assets, net	244,943	—		244,943	—		244,943
Goodwill	2,089,730	(33,500	)(7)	2,056,230	—		2,056,230
Equity investment-NCM	32,775	15,300	(2)	—	—		—
		131,481	(3)	—	—
		(179,556	)(4)	—	—
Other long-term assets	112,243	(4,488	)(1a)	108,278	—		108,278

		523	(1)
Total assets	$4,391,845	$(179,161)		$4,212,684	$(45,307)		$4,167,377

Liabilities and Stockholders' Equity
Current liabilities	$467,280	$15,300	(2)	$498,784	$—		$498,784
		33,900	(7)
		(17,696	)(1)
Current maturities	21,433	—		21,433	—		21,433
Corporate borrowings:
12% Senior Discount Notes due 2014	223,812	—		223,812	—		223,812
9 1/2% Senior Subordinated Notes due 2011	217,456	(217,456	)(1)(6)	—	—		—
9 7/8% Senior Subordinated Notes due 2012	186,489	(186,489	)(1)(6)	—	—		—
8% Senior Subordinated Notes due 2014	298,742	—		298,742	—		298,742
11% Senior Subordinated Notes due 2016	325,000	—		325,000	—		325,000
9% Senior Subordinated Notes due 2016	—			—			—
8 5/8% Senior Fixed Rate Notes due 2012	250,000	—		250,000	—		250,000
Senior Floating Rate Notes due 2010	205,000	(205,000	)(1)(6)	—	—		—
Senior Secured Term Loan Facility due 2012	638,625	—		638,625	—		638,625
Grupo Cinemex Term Loan	104,774	—		104,774	—		104,774
Capital and financing lease obligations	50,664	—		50,664	—		50,664
Other long-term liabilities	408,840	231,308	(5)	640,148	—		640,148

Total liabilities	3,398,115	(346,133)		3,051,982	—		3,051,982
Stockholders' Equity
Common Stock	14	—		14	—		14
Additional paid-in capital	1,313,084	—		1,313,084	—		1,313,084
Accumulated other comprehensive loss	(13,453)	—		(13,453)	—		(13,453)
Accumulated deficit	(305,915)	131,481	(6)	(138,943)	(40,142	)(8)	(184,250)
		106,261	(6)		(5,165	)(8a)
		(33,500	)(6)
		4,645	(6)
		11,489	(6)
		(14,791	)(6)
		(4,488	)(6)
		(225	)(6)
		(33,900	)(6)

Stockholders' equity (deficit)	993,730	166,972		1,160,702	(45,307)		1,115,395

Total liabilities and Stockholders' Equity	$4,391,845	$(179,161)		$4,212,684	$(45,307)		$4,167,377

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

MARQUEE HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

THIRTY-NINE WEEKS ENDED DECEMBER 28, 2006

(dollars in thousands except for per share data)

	Thirty-nine weeks ended December 28, 2006
	Holdings Thirty-nine Weeks Ended December 28, 2006 Historical	Holdings/LCE Holdings Merger Pro Forma Adjustments		NCM Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings & NCM Transactions	Holdings IPO & Yelmo Pro Forma Adjustments		Holdings Pro Forma For LCE Holdings Mergers, NCM, Yelmo and IPO Transactions
Admissions	$1,257,986	$(10,792	)(10)	$—		$1,247,194	$—			$1,247,194
Concessions	520,464	(3,509	)(10)	—		516,955	—			516,955
Other	95,291	(767	)(10)	(21,947	)(15)	72,577	—			72,577

Total revenues	1,873,741	(15,068	)(10)	(21,947)		1,836,726	—			1,836,726
Cost of operations	1,182,050	(9,929	)(10)	12,020	(16)	1,184,141	—			1,184,141
Rent	334,416	(3,499	)(10)	—		330,917	—			330,917
							—			—
General and administrative:
M&A Costs	9,363	—		—		9,363	—			9,363
Management fee	3,750	—		—		3,750	(3,750	)(19)		—
Other	35,996	—		—		35,996	—			35,996
Preopening expense	6,827	—		—		6,827	—			6,827
Theatre and other closure expense	8,321	—		—		8,321	—			8,321
Restructuring charge	—	—		—		—	—			—
Depreciation and amortization	192,687	—		—		192,687	—			192,687
						—				—
Disposition of assets and other (gains)/losses	(11,184)	—		—		(11,184)	—			(11,184)

Total costs and expenses	1,762,226	(13,428)		12,020		1,760,818	(3,750)			1,757,068
Other expense	(9,401)	—		—		(9,401)	—			(9,401)
Interest expense	174,517	—		(15,110	)(18)	132,735	—			132,735
		—		682	(18)		—
				(14,710	)(18)
				(1,048	)(18)
				(12,916	)(18)		—			—
				1,320	(18)		—			—
Investment expense (income)	(6,600)	—		—		(6,600)	783	(17)		(5,817)

Total other expense	158,516	—		(41,782)		116,734	783			117,517

Earnings (loss) from continuing operations before income taxes	(47,001)	(1,640)		7,815		(40,826)	2,967			(37,859)
Income tax provision (benefit)	700	—		—		700	—			700

Loss from continuing operations	$(47,701)	$(1,640)		$7,815		$(41,526)	$2,967			$(38,559)

Loss per share from continuing operations	$(37.20)								$

Weighted Average Shares Outstanding	1,282.25

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

MARQUEE HOLDINGS INC
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FIFTY-TWO WEEKS ENDED MARCH 30, 2006
(DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)
(UNAUDITED)

	Fifty-two weeks ended March 30, 2006
	Holdings Fifty-two Weeks Ended March 30, 2006 Historical	LCE Holdings for the Three Months Ended June 30, 2005 Historical	LCE Holdings for the Three Months Ended September 30, 2005 Historical	LCE Holdings for the Three Months Ended December 31, 2005 Historical	LCE Holdings for the One Month Ended January 25, 2006 Historical	LCE Holdings Conforming Reclassification		LCE Holdings for the Ten Months Ended March 30, 2006 Pro Forma	Holdings/ LCE Holdings Merger Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings	NCM Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings & NCM Transactions	Holdings IPO & Yelmo Pro Forma Adjustments		Holdings Pro Forma For LCE Holdings Mergers, NCM, Yelmo and IPO Transactions
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
Admissions	$1,138,034	$143,736	$148,161	$152,849	$41,509	$—		$486,255	$(35,877	)(10)	$1,588,412	$—		$1,588,412	$—			$1,588,412
Concessions	456,028	61,467	61,635	64,586	17,046			204,734	(11,889	)(10)	648,873	—		648,873	—			648,873
Other	92,816	10,816	12,293	16,673	2,207			41,989	(2,939	)(10)	131,866	(27,470	)(15)	104,396	—			104,396

Total revenues	1,686,878	216,019	222,089	234,108	60,762	—		732,978	(50,705	)(10)	2,369,151	(27,470)		2,341,681	—			2,341,681
Cost of operations	1,097,456	172,588	173,868	175,362	42,942	(105,162	)(9)	459,598	(32,528	)(10)	1,524,526	15,405	(16)	1,539,931	—			1,539,931
Rent	329,878	—	—	—	11,591	98,931	(9)	110,522	(9,151	)(10)	429,439	—		429,439	—			429,439
									(1,810	)(11)
General and administrative:
M&A Costs	12,523	—	—	—	523	5,013	(9)	5,536	—		18,059	—		18,059	—			18,059
Management fee	2,000	—	—	—	333	2,997	(9)	3,330	(330	)(11)	5,000	—		5,000	(5,000	)(19)		—
Other	38,137	14,144	13,440	14,105	4,998	(8,010	)(9)	38,677	—		76,814	—		76,814	—			76,814
Pre-opening expense	6,607	—	—	—	165	3,863	(9)	4,028	—		10,635	—		10,635	—			10,635
Theatre and other closure expense	601	—	—	—	—	—		—	—		601	—		601	—			601
Restructuring charge	3,980	—	—	—	—	—		—	—		3,980	—		3,980	—			3,980
Depreciation and amortization	164,047	27,412	29,799	29,947	9,457	2,368	(9)	98,983	(3,957	)(10)	262,764	—		262,764	—			262,764
									3,691	(11)		—		—	—			—
Impairment of long-lived assets	11,974							—			11,974			11,974				11,974
Disposition of assets and other (gains)/losses	(997)	199	960	(325)	(1,137)			(303)	—		(1,300)	—		(1,300)	—			(1,300)

Total costs and expenses	1,666,206	214,343	218,067	219,089	68,872	—		720,371	(44,085)		2,342,492	15,405		2,357,897	(5,000)			2,352,897
Other expense	(11,712)	—	—	—	—	—		—	—		(11,712)	—		(11,712)	—			(11,712)
Interest expense	143,110	20,692	20,723	21,598	6,316	—		69,329	70,200 2,187 (54,594 (3,592	(12) (12) )(12) )(12)	226,640	(20,161 842 (16,711 (1,164 (17,232 1,651	)(18) (18) )(18) )(18) )(18) (18)	173,865	— — — —			173,865 — —
Investment expense (income)	4,398	543	(2,482)	(20,115)	(92)	—		(22,146)	22,880	(13)	5,132	—		5,132	(667	)(17)		4,465

Total other expense	135,796	21,235	18,241	1,483	6,224	—		47,183	37,081		220,060	(52,775)		167,285	(667)			166,618

Earnings (loss) from continuing operations before income taxes	(115,124)	(19,559)	(14,219)	13,536	(14,334)	—		(34,576)	(43,701)		(193,401)	9,900		(183,501)	5,667			(177,834)
Income tax provision (benefit)	71,800	(629)	1,645	6,645	—	—		7,661	(69,706	)(14)	9,755	—		9,755	—			9,755

Loss from continuing operations	$(186,924)	$(18,930)	$(15,864)	$6,891	$(14,334)	$—		$(42,237)	$26,005		$(203,156)	$9,900		$(193,256)	$5,667			$(187,589)

Loss per share from continuing operations	$(217.83)																$

Weighted Average Shares Outstanding	858.12

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

MARQUEE HOLDINGS INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FIFTY-TWO WEEKS ENDED DECEMBER 28, 2006
(dollars in thousands except for per share amounts)

	Fifty-two weeks ended December 28, 2006
	Holdings Fifty-two Weeks Ended March 30, 2006 Historical	Holdings Thirty-nine Weeks Ended December 28, 2006 Historical	Holdings Thirty-nine Weeks Ended December 29, 2005 Historical	Holdings Fifty-two Weeks Ended December 28, 2006 Historical	LCE Holdings for the One Month Ended January 25, 2006 Historical	Holdings/ LCE Holdings Merger Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings	NCM Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings & NCM Transactions	Holdings IPO & Yelmo Pro Forma Adjustments		Holdings Pro Forma For LCE Holdings Mergers, NCM, Yelmo and IPO Transactions
Admissions	$1,138,034	$1,257,986	$799,860	$1,596,160	$41,509	$(18,857	)(10)	$1,618,812	$—		$1,618,812	$—			$1,618,812
Concessions	456,028	520,464	317,452	659,040	17,046	(6,233	)(10)	669,853	—		669,853	—			669,853
Other	92,816	95,291	72,417	115,690	2,207	(1,349	)(10)	116,548	(25,522	)(15)	91,026	—			91,026

Total revenues	1,686,878	1,873,741	1,189,729	2,370,890	60,762	(26,439	)(10)	2,405,213	(25,522)		2,379,691	—			2,379,691
Cost of operations	1,097,456	1,182,050	774,991	1,504,515	42,942	(17,260	)(10)	1,530,197	15,688	(16)	1,545,885	—			1,545,885
Rent	329,878	334,416	229,037	435,257	11,591	(5,771	)(10)	440,896	—		440,896	—			440,896
						(181	)(11)	—	—		—	—			—
General and administrative:											—	—			—
M&A Costs	12,523	9,363	2,926	18,960	523	—		19,483	—		19,483	—			19,483
Management fee	2,000	3,750	1,500	4,250	333	417	(11)	5,000	—		5,000	(5,000	)(19)		—
Other	38,137	35,996	28,198	45,935	4,998	—		50,933	—		50,933	—			50,933
Pre-opening expense	6,607	6,827	4,251	9,183	165	—		9,348	—		9,348	—			9,348
Theatre and other closure expense	601	8,321	1,390	7,532	—	—		7,532	—		7,532	—			7,532
Restructuring charge	3,980	—	3,935	45	—	—		45	—		45	—			45
Depreciation and amortization	164,047	192,687	108,478	248,256	9,457	(202	)(10)	257,879	—		257,879	—			257,879
						368	(11)				—				—
Impairment of long-lived assets	11,974	—		11,974				11,974	—		11,974	—			11,974
Disposition of assets and other (gains)/losses	(997)	(11,184)	(1,067)	(11,114)	(1,137)	—		(12,251)	—		(12,251)	—			(12,251)

Total costs and expenses	1,666,206	1,762,226	1,153,639	2,274,793	68,872	(22,629)		2,321,036	15,688		2,336,724	(5,000)			2,331,724
Other expense	(11,712)	(9,401)	(13,094)	(8,019)	—	—		(8,019)	—		(8,019)	—			(8,019)
Interest expense	143,110	174,517	93,799	223,828	6,316	7,012	(12)	231,555	(20,161	)(18)	176,204	—			176,204
						218	(12)		901	(18)	—	—
						(5,460	)(12)		(19,261	)(18)		—			—
						(359	)(12)		(1,340	)(18)		—			—
									(17,235	)(18)
									1,745	(18)
Investment expense (income)	4,398	(6,600)	2,062	(4,264)	(92)	—		(4,356)	—		(4,356)	(569	)(17)		(4,925)

															—
Total other expense	135,796	158,516	82,767	211,545	6,224	1,411		219,180	(55,351)		163,829	(569)			163,260

Earnings (loss) from continuing operations before income taxes	(115,124)	(47,001)	(46,677)	(115,448)	(14,334)	(5,221)		(135,003)	14,141		(120,862)	5,569			(115,293)
Income tax provision (benefit)	71,800	700	(19,200)	91,700	—	(86,106	)(14)	5,594	—		5,594	—			5,594

Loss from continuing operations	$(186,924)	$(47,701)	$(27,477)	$(207,148)	$(14,334)	$80,885		$(140,597)	$14,141		$(126,456)	$5,569			$(120,887)

Loss per share from continuing operations				$(166.68)										$

Weighted average shares outstanding				1,242.8

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

MARQUEE HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

(1)
Reflects the cash sources and uses of funds in connection with the NCM Transactions as summarized below.

Sources of Funds	Amount		Uses of Funds	Amount
	(thousands of dollars)			(thousands of dollars)
Cash from Existing Service Agreement "ESA" Modification Payment	$231,308
Cash from redemption of common and preferred units	285,817	*	Redeem 9 1/2% Senior Subordinated Notes due 2011 ("Notes due 2011")	$212,811

			Interest Notes due 2011 Notes due 2012 and Notes due 2010	17,696
Available cash	108,921		Redeem 9 7/8% Senior Subordinated Notes due 2012 ("Notes due 2012")	183,641
			Redeem Senior Floating Rate Notes due 2010 ("Notes due 2010")	211,150
			Credit Facility Amendment Fee	523
			Other expenses	225

Total sources**	$626,046		Total uses	$626,046

  *
  This amount has been separated into two components of $179,556 and $106,261 on the pro forma condensed consolidated balance sheet so that each adjustment on the pro forma condensed consolidated balance sheet is individually self-balancing. The adjustment for $179,556 as illustrated in Note (6) represents cash distributions from NCM applied to the investment balance to reduce it to $0 as discussed in Note (4). The adjustment for $106,261 represents distributions in excess of the investment balance which are recorded as equity earnings as illustrated in Note (6).

  **
  On February 13, 2007, we received our proportionate share of 33.7% of distributions from NCM from the net proceeds of $824.6 million related to newly issued common membership units and from the net proceeds of $709.8 million related to their borrowing of $725.0 million under NCM's new senior credit facility. The amount that we received for modifying our ESA agreement was 33.7% of the total payment made by NCM to AMC, Cinemark and Regal, which was $686.3 million in the aggregate.

(1a)
Represents the write-off of deferred charges on Notes due 2010.

(2)
Reflects the estimated payments due to NCM, Inc. in connection with the Loews Screen Integration agreement and acquisition of additional common units of NCM, Inc. On January 26, 2006, we completed the acquisition of Loews. Loews has a pre-existing contract with another cinema advertising provider through May 31, 2008. Therefore the Loews screens will become part of NCM's national theatre network on an exclusive basis beginning on May 31, 2008, subject to the run-out of certain pre-existing contractual obligations for on-screen advertising existing on June 1, 2008. In accordance with a Loews screen integration agreement between NCM and us, we will pay

  NCM an amount that approximates the EBITDA NCM would have generated if they were able to sell advertising in the Loews theatre chain on an exclusive basis. Effective January 5, 2007, NCM re-allocated the common membership units in NCM among the founding members to reflect the contribution of the Loews screens and the payments to be made by us pursuant to the terms of the Loews screen integration agreement. The number of common membership units allocated to us in connection with the Loews screen integration agreement was 2,435,306 units (pursuant to a 44,291-to-1 split of NCM's membership units) and was calculated by multiplying the total number of NCM common membership units outstanding by a ratio of theatre screens and patrons at Loews theatres compared to the total number of theatre screens and patrons at all founding members' theatres. Our ownership of NCM increased from 29% to 33.7% as a result of the Loews screen integration agreement. These Loews payments will be made on a quarterly basis in arrears through May 31, 2008 and for accounting purposes will be capitalized in our investment in NCM and will not be reflected in our statements of operations as the payments related to the acquisition of additional ownership units. We have estimated the amounts that we will pay to NCM on a quarterly basis from December 28, 2006 to May 31, 2008 will be $15.3 million in the aggregate. This is also the amount we expect to pay for the additional common units. The amount payable is included in our investment in NCM and as a payable (we owe it to NCM) which has the effect of reducing our change of interest gain in Note (6).

(3)
Represents the change of interest gain as a result of NCM, Inc.'s acquisition of common units in NCM as follows:

Calculation of change of interest
Increase in investor's share of investee net assets:
Capital account after NCM Inc. IPO:	$828,314	(a)
	18.6	%(b)

			$154,231	(c)
Capital account before NCM Inc. IPO:	$3,666	(d)
	33.7	%(c)

			1,236	(f)

Increase in investor's share of investee net assets:			$152,995	(g)

Less pro rata write-off of unamortized difference between investor cost and investor equity in investee net assets:
			$(21,514	)(h)

Change of interest gain pursuant to SAB Topic 5H			$131,481	(i)

  (a)
  Represents the investee's reported net assets as of December 28, 2006 of $3.7 million plus the net proceeds from newly issued common membership units of $824.6 million as discussed in Note (1).

  (b)
  Represents our ownership in the investee subsequent to the NCM, Inc. IPO.

  (c)
  Represents the product of (a) multiplied by (b) or our share of the investee's net assets.

  (d)
  Represents the reported net assets of the investee as of December 28, 2006.

  (e)
  Represents our ownership percentage in the investee following entry into the Loews screen integration agreement as discussed in Note (2).

  (f)
  Represents the product of (d) multiplied by (e) or our share of the investee's net assets prior to the IPO and subsequent to the entry into the Loews screen integration agreement as discussed in Note (2).

  (g)
  Represents (c) minus (f) or the increase in our share of the investee's net assets.

  (h)
  Represents the proportional write off of our recorded investment in the investee following the Loews screen integration agreement of $48.1 million. Our investment was $32.8 million on December 28, 2006 and increased by $15.3 million as a result of entry into the Loews screen integration agreement as illustrated in Note (6). Because our ownership in the investee declined from 33.7% to 18.6% (or by 44.8%), we have proportionally written off our investment of $48.1 million by 44.8%, or $21.5 million.

  (i)
  Represents the resultant change of interest gain pursuant to SAB Topic 5H.

(4)
Represents write down to $0 of the equity investment in NCM upon redemption by NCM of the preferred units. When the investment (and net advances) in NCM is reduced to zero we will not provide for any additional losses as we have not guaranteed obligations of NCM and we are not otherwise committed to provide further financial support for NCM. Furthermore, we will not recognize any undistributed equity earnings or losses until we restore our investment balance. Our ownership in NCM was 33.7% prior to the NCM, Inc. IPO and declined to 18.6% subsequent to the NCM, Inc. IPO. We continue to account for our investment in NCM following the equity method of accounting subsequent to the NCM, Inc. IPO. As illustrated in Note (6) we have reflected certain of the proceeds, $179,556, from Note (1) as distributions which reduce our investment to $0.

(5)
Represents the estimated fair value of the ESA modification payment which has been recorded as deferred revenue and will be amortized to advertising revenue over 30 years (the term of the agreement) following the units of revenue method. The exhibitor services agreement entered into in connection with the completion of the NCM IPO governs the terms by which NCM provides advertising services, meeting events and digital programming events in the founding members' theatres using the digital content network. Each founding member is party to a separate exhibitor services agreement with NCM. The terms of each founding member's exhibitor services agreement are substantially the same.

  Agreement in Effect Before the Reorganization. Each of the founding members is party to an agreement with NCM dated as of July 15, 2005, which governs the provision of advertising, meetings and digital programming events by NCM. In the case of AMC and Regal, these agreements were amended and restated to reflect Cinemark's new participation as a founding member. In connection with the completion of the NCM, Inc. IPO, NCM entered into amended and restated agreements with each founding member.

  We have estimated the fair value of the ESA payment as the NPV of the difference between ESA fees under the new agreement and ESA fees at fair value which represents a 30% theatre rental fee of NCM advertising revenue (based upon a valuation performed by the Company with the assistance of third party specialists), which would be $686.3 million. AMC's share of this amount is estimated to be $231.3 million based on its ownership percentage of 33.7% and the $686.3 million amount based upon a valuation performed by the Company with the assistance of a third party specialist.

(6)
Pro forma adjustments have been made to stockholders' equity for these income statement items that are not expected to have continuing impact as follows in connection with the NCM Transactions:

Change of interest gain on NCM	$131,481
Distributions in excess of equity investment in NCM*	106,261
Tax provision recognized on NCM Transaction where the offsetting benefit is recorded in goodwill. See Note (7)	(33,500)
Write off of premium Notes due 2011	4,645
Write off of premium on Notes due 2010	11,489
Cash call premiums on Notes due 2010 and Notes due 2012	(14,791)
Write off of deferred charges on Notes due 2010	(4,488)
Other expenses related to redemption of Notes due 2011, Notes due 2012 and Notes due 2010	(225)
Estimated current federal and state tax due on NCM Transactions	(33,900)

$166,972

*    Computed as follows:

	Investment in NCM	Deferred Revenue	Cash	Estimated Due To NCM	Equity Earnings (Gain)
Beginning balance 12/28/06	$32,775	$—	$—	$—	$—
Loews Screen Integration Agreement	15,300	—	—	(15,300)	—
Change of interest gain pursuant to SAB Topic 5H	131,481	—	—	—	(131,481)
ESA Payment	—	(231,308)	231,308	—	—

Preferred and common unit redemption	(179,556)	—	285,817	—	(106,261)

Pro forma balance 12/28/06	$—	$(231,308)	$517,125	$(15,300)	$(237,742)

(7)
We expect that the proceeds we receive from the ESA modification payment along with a portion of the proceeds from redemption of the preferred units will be treated as capital gain. We expect that the majority of the proceeds from redemption of the preferred units will be deferred from taxable income until such time as its equity interest is sold or the NCM term loan facility used to finance the redemption of the preferred units is retired. The following table summarizes the estimated pro forma current tax payable expected from the NCM Transactions. We expect that the NCM Transactions will allow it to realize certain tax attributes which have previously been recorded net of a 100% valuation allowance some of which were established in connection with purchase accounting and recorded as goodwill and some of which were established through charges to income tax expense:

	Ordinary Income Tax	Capital Gain Tax
Contract Buydown(a)	$97,500	$
Deemed sale of interest(b)			54,300
Capital Loss Carryforward(c)			(16,200)
Net Operating Loss Carryforwards(d)	(63,600)		(38,100)

Federal and state taxes payable	$33,900		$—

  (a)
  Estimated to be ESA payment of $231,308 multiplied by the expected effective tax rate of 42%.

  (b)
  Estimated to be proceeds from redemption of preferred units of $285,817 times the ownership percentage decrease of 44.8% (33.7% pre NCM, Inc. IPO to 18.6% post NCM, Inc. IPO) times the expected effective tax rate of 42%. The decrease in our ownership percentage of 44.8% reflects a decline of 15.1% from 33.7% to 18.6% divided by our original 33.7% ownership percentage.

  (c)
  Estimated to be available capital loss carryforwards of $40,411 multiplied by the expected effective tax rate of 40%. We have reduced goodwill by $15,000 for certain of those tax attributes that were recorded net of a 100% valuation allowance in connection with purchase accounting.

  (d)
  Estimated to be available net operating loss carryforwards of $254,244 multiplied by the expected effective tax rate of 40%. We have reduced goodwill by $18,500 for certain of those tax attributes that were recorded net of a 100% valuation allowance in connection with purchase accounting.

(8)
Reflects a lump sum payment pursuant to our existing Management Agreement. In connection with the Mergers, Holdings, AMCE and the Sponsors entered into an Amended and Restated Fee Agreement (the "Management Fee Agreement"), on January 26, 2006, which replaced the December 23, 2004 fee agreement among Holdings, AMCE and the Marquee Sponsors. The Management Fee Agreement provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, for the twelve year duration of the agreement.

  In addition, the Management Fee Agreement provides for reimbursements by Holdings and AMCE to the Sponsors for their out-of-pocket expenses, and by AMCE to Holdings of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

  Upon the consummation of a change in control transaction or an IPO, the Sponsors will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. We estimate that our aggregate payment to the Sponsors would be $40.1 million had the Holdings offering occurred on December 28, 2006. We have computed the net present value of the management fee upon the consummation of an IPO using a discount rate of 4.72%.

(8a)
Reflects estimated professional and consulting expenses related to the IPO that we will incur on behalf of the selling stockholders.

  Purchase Price Allocation—Merger Transactions

  The merger of Holdings and LCE Holdings is being treated as a purchase with Holdings as the accounting acquirer in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations." The following is a summary of the allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the merger of Holdings and LCE Holdings as of December 28, 2006. Our allocations of purchase price were based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, market prices of our indebtedness, bid prices from potential buyers and a valuation assessment prepared by a valuation specialist.

Amounts
(thousands of dollars)
Cash and cash equivalents	$142,512
Current assets	41,802
Property, net	726,993
Intangible assets, net	107,269
Goodwill	819,908
Other long term assets	73,902
Current liabilities	(180,918)
Corporate borrowings	(1,054,192)
Capital and financing lease obligations	(32,524)
Other long-term liabilities	(107,581)

Total estimated purchase price	$537,171

  Our allocation of purchase price consisted primarily of:

  (a)
  a write up of property, net of $29.3 million to reflect estimated fair value comprised of furniture, fixtures and equipment write ups of $14.7 million, real estate write ups of $11.1 million and leasehold improvement write ups of $3.5 million;

  (b)
  a write down of intangible assets, net of $40 million comprised principally of write downs of the Loews trademark/tradename of $83.1 million, write downs of the Cinemex tradename of $2.3 million, write downs of theatre management contracts of $0.4 million offset by write ups for advertising contracts of $29.4 million and favorable leases of $16.4 million;

  (c)
  a write down of other long-term assets of $28.2 million comprised of write downs of deferred charges on corporate borrowings of $28.2 million, a full valuation allowance on deferred tax assets in Mexican tax jurisdictions of $9.3 million, write downs of software and other long-term assets of $3.4 million offset by write ups of joint ventures of $12.7 million;

  (d)
  a write-up of current liabilities of $25.2 million which primarily reflects the expected costs under a plan to involuntarily terminate or relocate approximately 230 employees of Loews in connection with the Merger Transactions of $25.8 million offset by net write downs of $0.6 million for other current liabilities;

  (e)
  a net write up in corporate borrowings of $3.9 million to reflect the consent payment in respect of Loews' 9.0% senior subordinated notes due 2014;

  (f)
  a net write up of capital and financing lease obligations of $1.4 million as a result of remeasuring the capital lease obligations at Holdings' incremental borrowing rate and recording previously unrecorded financing lease obligations; and

  (g)
  a write up of long-term liabilities of $9.3 million comprised primarily of write ups for unfavorable leases of $20.6 million offset by a write off of deferred rent of $11.7 million and other net write ups of $0.4 million.

(9)
Reflects reclassifications to conform LCE Holdings' presentation to Holdings' presentation. LCE Holdings classified certain expense items within line items in its historical financial statements differently than Holdings. We have reclassified rent expense from "Cost of Operations" to "Rent," have reclassified theatre and other closure expense from "Cost of Operation" to "Theatre and Other Closure Expense," have reclassified depreciation and amortization from "Cost of Operations" to "Depreciation and Amortization," have reclassified merger and acquisition costs from "General and Administrative: Other" to "M&A Costs" and have reclassified management fees from "General and Administrative: Other" to "Management Fee" to conform LCE Holdings' historical presentation to Holdings' historical presentation.

(10)
Exclusion of revenues and expenses and disposition of assets and liabilities for theatres disposed of in connection with the approval of the Mergers by the U.S. Department of Justice:

	Holdings
	39 Weeks Ended December 28, 2006	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
Revenues	$(15,068)	$(50,705)	$(26,439)
Cost of Operations	(9,929)	(32,528)	(17,260)
Rent	(3,499)	(9,151)	(5,771)
Depreciation and amortization	—	(3,957)	(202)
(11)
Pro forma adjustments are made to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for Loews purchase accounting to reflect the following:

	Holdings
	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006	Estimated Useful Life	Balance Sheet Classification
Depreciation and Amortization:
FF&E and leasehold improvements(a)	$(2,042)	$(205)	5 to 15 years	Property, net
Favorable leases	1,208	121	11 years	Intangibles, net
Advertising contract	4,142	414	6 years	Intangibles, net
Loews Trademark(b)	383	38	5 years	Intangibles, net
Goodwill	—	—	Indefinite	Goodwill

	$3,691	$368

Rent:
Unfavorable leases	$(1,810)	$(181)	9 years	Other long-term liabilities
Management Fee:
Amended and Restated Fee Agreement(c)	$(330)	$417

  The management fee will be terminated in connection with the Holdings offering (see Note 8).

  (a)
  We recorded net write ups of FF&E and leasehold improvements of $14.7 million and $3.5 million, respectively. The increase to the historical book values for Loews do not correspond to an increase in depreciation expense as estimated useful lives were also revised on an asset by asset basis.

  (b)
  The Loews trademark was adjusted to a fair value of $2,300,000 to be amortized over a five year estimated useful life. Loews did not amortize the Loews trademark or the Cinemex trade name which they had determined were indefinite life assets. The Company has determined that the Cinemex trade name has an indefinite life as there are no plans to re-brand the theatres in Mexico.

  (c)
  The management fee adjustments were determined as the amount necessary to adjust to the new annual fee of $5.0 million.

(12)
Reflects change in interest expense for debt issued in connection with the Merger Transactions:

	Holdings
	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
	(thousands of dollars)
Interest Expense:
Debt issued in connection with the Mergers ($650.0 million term loan of new senior secured credit facility and $325.0 million 11% senior subordinated notes due 2016)	$70,200	$7,012
Amortization Expense:
Term Loan of new senior secured credit facility	$1,419	$142
New senior subordinated debt	768	76

	$2,187	$218

  Amortization expense is determined using the capitalized costs of the newly issued debt over the term of the debt calculated on a straight line basis. We incurred $12.0 million of capitalized debt costs for the term loan of new senior secured credit facility which are amortized over 7 years and $9.3 million on the new senior subordinated debt which is amortized over 10 years.

  Interest rates above used in the computation of pro forma interest expense are subject to change. For the computation of the initial interest rate on the new senior secured term loan facility, we have utilized a one-month LIBOR rate, as of February 15, 2007, of 5.32%. In the event the interest rate on the new senior secured term loan facility notes increases or decreases by 0.125%, our annual earnings from continuing operations would decrease or increase by $812 thousand accordingly.

	LCE Holdings
	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
	(thousands of dollars)
Interest Expense:
$650.0 million 5.60% Term loan of existing Loews senior secured credit facility	$(30,896)	$(3,090)
Loews' $315.0 million 9.0% senior subordinated notes due 2014	(23,698)	(2,370)

	$(54,594)	$(5,460)

Amortization Expense:
Term loan of existing Loews senior secured facility	$(2,354)	(235)
Loews' 9.0% senior subordinated notes due 2014	(1,238)	(124)

	$(3,592)	$(359)

  Adjustments for amortization expense relate to the actual historical amounts recorded for the issuances that were paid.

(13)
Reflects the removal of Loews' share of the equity earnings of its South Korea joint venture, Megabox, as a result of the sale of its equity investment in that joint venture (these amounts are not expected to have continuing impact on a pro forma basis):

LCE Holdings
52 Weeks Ended March 30, 2006
(thousands of dollars)
Remove gain on sale from South Korean joint venture (Megabox)	$18,761
Remove equity in earnings from South Korean joint venture (Megabox)	4,119

$22,880

(14)
Represents the reversal of a charge included in our historical results of operations as a result of the Merger Transactions which will not have a continuing impact. As of March 30, 2006, management believed it was more likely than not that net deferred tax assets related to tax net operating loss carryforwards and certain deferred tax assets of foreign subsidiaries would not be realized due to uncertainties as to the timing and amounts of future taxable income as a result of the Merger Transactions. The Successor recorded a full valuation allowance against its net deferred tax assets in the U.S. and certain foreign jurisdictions of $439,460,000 as of March 30, 2006.

(15)
Represents the change in circuit share payments from NCM pursuant to the exhibitor services agreements entered into in connection with the completion of the NCM, Inc. IPO. Under the terms of the prior contracts between NCM and its founding members, the circuit share payments were based on varying percentages of advertising revenue (65% to 68%). Under the modified exhibitor services agreements, the theatre access fee payments will initially be based on $0.07 per attendee and $800 per year per digital screen. The pro forma adjustment was computed on the basis of the pro forma levels of our attendance (146.0 million for the 52 weeks ended December 28, 2006, 142.5 million for the 52 weeks ended March 30, 2006 and 112.0 million for the thirty-nine weeks ended December 28, 2006 respectively) and average numbers of our digital screens (2,663 for the 52 weeks ended December 28, 2006, the 52 weeks ended March 30, 2006 and the thirty-nine weeks ended December 28, 2006).

  The following table identifies the components of the adjustments to revenues:

	Holdings
	39 Weeks Ended December 28, 2006	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
Revenues under old ESA	$(32,869)	$(41,560)	$(39,859)
Revenues under new ESA	9,435	12,107	12,354
Deferred revenue amortizations (see Note 5)*	1,487	1,983	1,983

Total	$(21,947)	$(27,470)	$(25,522)

  *
  Deferred revenue is amortized under the units of revenue method. Under the units of revenue method, amortization for a period is calculated by computing a ratio of the proceeds received from the ESA modification payment to the total expected decrease in revenues due to entry into the new ESA over the 30 year term of the agreement and then applying that ratio to the current period's expected decrease in revenues due to entry into the new ESA.

(16)
Represents the pro forma effect of the incremental cost to us from the purchase of additional theatre advertising inventory, in accordance with the exhibitor services agreements entered into in connection with the completion of the NCM, Inc. IPO in order for us to fulfill our beverage concessionaire agreement on-screen advertising commitments. Inventory used to fulfill advertising commitments under our beverage concessionaire agreements had been retained by us under our prior contractual agreements with NCM, and will be made available to NCM under the exhibitor services agreement. This inventory will be sold to us at a 30 second CPM equivalent, as set forth in the exhibitor services agreements, for the 90 seconds used, and the pro forma adjustment is computed by multiplying our historical attendance by such CPM equivalent.

(17)
The sale of our investment in Yelmo has triggered discontinued operations classification for our previous sale of theatres in Spain and Portugal in our historical financial statements. We have removed losses related to our investment in Yelmo.

(18)
Reflects change in interest expense for redemption of Notes due 2011, Notes due 2012 and Notes due 2010:

	Holdings
	39 Weeks Ended December 28, 2006	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
	(thousands of dollars)
Cash interest expense 9 1/2% Notes due 2011	$(15,110)	$(20,161)	$(20,161)
Amortization of premium Notes due 2011	682	842	901
Cash interest expense Floating Rate Notes due 2010	(14,710)	(16,711)	(19,261)
Deferred charge amortization Notes due 2010	(1,048)	(1,164)	(1,340)
Cash interest expense 9 7/8% Senior Subordinated Notes due 2012	(12,916)	(17,232)	(17,235)
Amortization of premium Notes due 2012	1,320	1,651	1,745

  There were no deferred charges written off in connection with the redemption of the Notes due 2011 and the Notes due 2012 as the amounts were recorded at fair value on December 23, 2004 in connection with the merger of AMC Entertainment Inc. and Marquee Inc.

(19)
Reflects the termination of the Amended and Restated Fee Agreement. The management fee will be terminated in connection with the Holdings offering (see Note 8).

BUSINESS

        The following table provides detail with respect to the geographic location of our U.S. and Canada theatre circuit as of December 28, 2006:

United States and Canada	Theatres(1)	Screens(1)
California	37	575
Texas	25	478
Florida	27	428
New Jersey	24	300
New York	27	279
Illinois	18	271
Michigan	13	214
Georgia	11	177
Arizona	9	183
Pennsylvania	14	158
Washington	15	149
Maryland	14	148
Massachusetts	11	141
Ohio	9	133
Virginia	9	131
Missouri	8	117
Minnesota	5	78
Colorado	3	62
Louisiana	5	68
North Carolina	3	60
Oklahoma	3	60
Kansas	2	49
Indiana	3	40
Connecticut	2	36
District of Columbia	4	27
South Carolina	3	28
Nebraska	1	24
Kentucky	1	20
Wisconsin	1	18
Arkansas	1	16
Utah	1	9

Total United States	309	4,477

Canada	7	160

Total United States and Canada	316	4,637

(1)
Included in the above table are five theatres and 64 screens that we manage or in which we have a partial interest.

        As of December 28, 2006, our international circuit of 66 theatres with 703 screens consisted principally of wholly-owned theatres in Mexico and an unconsolidated joint venture in South America. In Mexico, we owned and operated 44 theatres with 488 screens primarily located in the Mexico City Metropolitan Area, or MCMA, through Grupo Cinemex, S.A. de C.V. and its subsidiaries (Cinemex). We believe that we have the number one market share in the MCMA with an estimated 49% of MCMA attendance through December 31, 2006. We also had three wholly-owned theatres and 42 screens in Europe. Our wholly-owned international circuit represented 7.4% of our revenues for the 52 weeks ended December 28, 2006 on a pro forma basis.

        In addition, as of December 28, 2006, we participated in 50% joint ventures in South America (Hoyts General Cinema South America, or HGCSA) which collectively owned 17 theatres with 160 screens. Although we do not consolidate our joint ventures, we have been able to capture value for these assets through divestitures. For example, in July 2005, Loews received a distribution from its South Korea circuit, Megabox Cineplex, Inc., or Megabox, of approximately $11.9 million (12.3 billion South Korean won), net of local withholding taxes. In December 2005, Loews sold its 50% stake in Megabox, which sale generated approximately $78.4 million (79.5 billion South Korean won) in proceeds, net of local withholding taxes. In May 2006, AMCEI and our subsidiary AMC Entertainment International Limited sold its interests in AMC Entertainment España S.A., which owned and operated 4 theatres with 86 screens in Spain, and Actividades Multi-Cinemex E Espectáculos, LDA, which owned and operated one theatres with 20 screens in Portugal for a net sales price of approximately $35.4 million. Additionally, in December 2006, we sold our investment in Yelmo, which owned and operated 27 theatres with 310 screens in Spain, for proceeds of $52.1 million.

        The following table provides detail with respect to the geographic location of our international theatre circuit as of December 28, 2006:

International	Theatres(1)	Screens(1)
Mexico	44	488
Argentina(2)	9	87
Brazil(2)	1	15
Chile(2)	6	50
Uruguay(2)	1	8
China (Hong Kong)(3)	2	13
France	1	14
United Kingdom	2	28

Total International	66	703

(1)
Included in the above table are 19 theatres and 173 screens that we manage or in which we have a partial interest.

(2)
Operated through HGCSA.

(3)
Although we sold our only theatre in Hong Kong on January 5, 2006, we maintain a partial interest represented by a license agreement with purchaser for continued use of our trademark.

        We have improved the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. As of December 28, 2006, 3,320, or approximately 72%, of our screens in the United States and Canada were located in megaplex theatres. The average number of screens per theatre in the United States and Canada as of December 28, 2006 was 14.7 for the combined company, which was well above the National Association of Theatre Owners average of 6.5 and indicative of the extent to which we have upgraded our theatre circuit.

        The following table sets forth historical and pro forma information of AMC Entertainment and Loews, on a combined basis, concerning new builds (including expansions), acquisitions and dispositions (including disposals to comply with the U.S. Department of Justice and State Attorney General

requirements for approval of the Mergers and our Portugal and Spain dispositions) and end of period theatres and screens through December 28, 2006:

	New Builds		Acquisitions		Closures/Dispositions		Total Theatres(1)
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
1996	9	177	—	—	42	180	371	2,569
1997	20	368	—	—	30	133	361	2,804
1998	28	674	—	—	33	151	356	3,327
1999	33	547	314	1,736	73	278	630	5,332
2000	33	650	—	—	96	490	567	5,492
2001	16	262	—	—	144	837	439	4,917
2002	15	255	5	68	54	338	405	4,902
2003	7	123	109	1,155	106	829	415	5,351
2004	9	133	3	48	27	190	400	5,342
2005	7	89	—	—	16	102	391	5,329
2006	14	197	—	—	30	264	375	5,262
2007(2)	8	122	—	—	25	281	358	5,103

	199	3,597	431	3,007	676	4,073

(1)
Excludes 24 theatres and 237 screens that we manage or in which we have a partial interest.

(2)
Through December 28, 2006.

MANAGEMENT

Board of Directors

        Upon the closing of the Holdings offering, we will amend and restate its current certificate of incorporation and file such amended and restated certificate of incorporation with the State of Delaware. Pursuant to such amended and restated certificate of incorporation, Holdings' board of directors will consist of between 7 and 15 directors. A majority of the board of directors will constitute a quorum for board meetings. The convening of a special meeting will be subject to advance written notice to all directors.

        Holdings intends to avail itself of the "controlled company" exception under the New York Stock Exchange rules which eliminates the requirement that Holdings have a majority of independent directors on its board of directors and that Holdings have compensation and nominating committees composed entirely of independent directors, but retains the requirement that Holdings have an audit committee composed entirely of independent members. Holdings' board of directors currently consists of nine directors. Prior to the consummation of the Holdings offering, Holdings will add one independent director to its board. Within three months following the closing of the Holdings offering, Holdings' board of directors will consist of eleven directors, including two independent directors designated by the Sponsors one of which was designated prior to the consummation of the Holdings offering. Holdings expects to add one additional independent director, also designated by the Sponsors, to its board of directors within twelve months after the closing of the Holdings offering.

        Pursuant to Holdings' amended and restated certificate of incorporation, Holdings' board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms, subject to the Sponsors' board designation rights, at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

  •
  Travis Reid and the three independent directors we expect to be designated to Holdings' board of directors within twelve months after the closing of the Holdings offering will be Class I directors, whose terms will expire at the 2008 annual meeting of stockholders;

  •
  Stephen Murray, Stan Parker, Benjamin Coughlin and Michael Hannon will be Class II directors, whose terms will expire at the 2009 annual meeting of stockholders; and

  •
  Peter Brown, Aaron Stone, Michael Connelly and John Connaughton will be Class III directors, whose terms will expire at the 2010 annual meeting of stockholders.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of Holdings' directors. This classification of Holdings' board of directors may have the effect of delaying or preventing changes in control of Holdings.

        If at any time Holdings ceases to be a "controlled company" under the under the New York Stock Exchange rules, the board of directors will take all action necessary to comply with the applicable New York Stock Exchange rules, including appointing a majority of independent directors to the board and establishing certain committees composed entirely of independent directors.

Committees of the Board of Directors

  Audit Committee

        Upon consummation of the Holdings offering, Holdings' audit committee will consist of                        . The board of directors has determined that                         qualifies as an audit

committee financial expert as defined in Item 401(h) of Regulation S-K.                        is independent as independence is defined in Rule 10A-3(b)(i) under the Exchange Act or under Section 303A.02 of the New York Stock Exchange Listed Company Manual. Within three months of the closing of the Holdings offering, the audit committee will be comprised of                        and one additional independent director designated by the Sponsors. Within one year of the closing of the Holdings offering, Holdings will nominate one additional independent director to the audit committee so that its audit committee will be comprised of three members, all of whom will be financially literate.

        The principal duties and responsibilities of Holdings' audit committee are as follows:

  •
  to monitor Holdings' financial reporting process and internal control system;

  •
  to appoint and replace Holdings' independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work;

  •
  to oversee the performance of Holdings' internal audit function; and

  •
  to oversee Holdings' compliance with legal, ethical and regulatory matters.

        The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

  Compensation Committee

        Upon consummation of the Holdings offering, Holdings' compensation committee will consist of                        ,                         and                         .

        The principal duties and responsibilities of Holdings' compensation committee are as follows:

  •
  to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for Holdings' key employees and outside directors and disclosure relating to these matters;

  •
  to review and approve the compensation of Holdings' chief executive officer and the other executive officers of Holdings and its subsidiaries; and

  •
  to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

  Nominating Committee

        Upon consummation of the Holdings offering, Holdings' nominating committee will consist of                        ,                         and                         .

        The principal duties and responsibilities of the nominating committee will be as follows:

  •
  to establish criteria for board and committee membership and recommend to Holdings' board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

  •
  to make recommendations regarding proposals submitted by Holdings' shareholders; and

  •
  to make recommendations to Holdings' board of directors regarding board governance matters and practices.

  Compensation Committee Interlocks and Insider Participation

                                is a member of the compensation committee of the board of directors and an employee of                        .

Compensation of Management

        The following table provides certain summary information concerning compensation that AMC Entertainment paid to or accrued on behalf of its Chief Executive Officer and each of AMC Entertainment's four other most highly compensated executive officers (determined as of the end of fiscal 2006 and hereafter referred to collectively as the "Named Executive Officers") for the last three fiscal years ended March 30, 2006, March 31, 2005, and April 1, 2004, respectively.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(1)(2)		Restricted Stock Awards(2)		Securities Underlying Options/SARs	All Other Compensation(3)
Peter C. Brown Chairman of the Board, Chief Executive Officer and President	2006 2005 2004	$750,000 742,000 728,000	$25,550 392,000 464,100	$	N/A N/A	$	— — 1,080,100	— — —	$7,479 8,332 7,052
Philip M. Singleton Executive Vice President and Chief Operating Officer	2006 2005 2004	482,000 484,000 475,000	16,250 249,600 301,716		N/A N/A		— — 602,400	— — —	6,352 6,585 7,557
Craig R. Ramsey Executive Vice President and Chief Financial Officer	2006 2005 2004	341,000 331,000 325,000	11,375 176,800 215,526		N/A N/A		— — 250,667	— — —	5,773 5,720 133,102
Richard T. Walsh Executive Vice President and Chairman AMC Film Programming	2006 2005 2004	348,000 342,000 335,000	11,375 176,800 215,526		N/A N/A		— — 250,667	— — —	6,316 5,702 132,893
John D. McDonald Executive Vice President North American Operations	2006 2005 2004	321,000 319,000 312,500	8,850 136,800 168,300		N/A N/A		— — 125,333	— — —	8,482 8,113 70,261

(1)
For the years presented, perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total annual salary and bonus.

(2)
On September 18, 2003, the Predecessor made deferred stock unit awards under the 2003 AMC Entertainment Inc. Long-Term and Incentive Plan to the Named Executive Officers having a value as follows: Mr. Peter C. Brown—71,435 units ($1,080,100); Mr. Philip M. Singleton—39,841 units ($602,400); Mr. Craig R. Ramsey—16,579 units ($250,667); Mr. Richard T. Walsh—16,579 units ($250,667); and Mr. John D. McDonald—8,289 units ($125,333). The deferred stock units awarded were calculated based on the value of the award divided by a 10 day average stock price at April 1, 2004.

    All of the deferred stock unit awards granted in 2004 vest upon the attainment of specified performance criteria, provided that the recipient remain employed on the applicable vesting date. No dividends were payable with respect to deferred stock awards prior to vesting. All deferred stock units vested as a result of the merger with Marquee and the holder thereof received an amount equal to the excess of (i) $19.50 over (ii) any income tax or employment tax required under the Internal Revenue Code of 1986, as amended (the "Code") with respect to the amounts referred to in clause (i).

    All restricted stock awards and non-qualified stock options granted in fiscal 2003 vested and were terminated as a result of the merger with Marquee, and the holder thereof received $19.50 per share (less the exercise price of options) for each share of restricted stock or in-the-money options less applicable income and employment taxes.

(3)
For fiscal years 2006 and 2005, All Other Compensation is comprised of AMC Entertainment's contributions under its 401(k) savings plan which is a defined contribution plan. For fiscal 2004, All Other Compensation is comprised of AMC Entertainment's contributions under its 401(k) savings plan which is a defined contribution plan and deferred cash awards under the 2003 AMC Entertainment Inc. Long-Term Incentive Plan as follows: Mr. Peter C. Brown—$0; Mr. Philip M. Singleton—$0; Mr. Craig R. Ramsey—$125,333; Mr. Richard T. Walsh—$125,333; and Mr. John D. McDonald—$62,667.

Defined Benefit Retirement and Supplemental Executive Retirement Plans

        Pension Plan Freeze.    On November 7, 2006, our Board of Directors approved a proposal to freeze our Defined Benefit Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Enhancement Plan (the "Plans") as of December 31, 2006. Under the proposal there would be no further benefits accrued after December 31, 2006, but continued vesting for associates with less than five years of vesting service. We would continue to fund existing benefit obligations and there would be no new participants in the future. We are in the process of evaluating the impact of the proposed plan freeze on our consolidated financial statements. Our Board of Directors also approved a proposal to increase the company's matching contribution in the 401(k) savings plan to 100% of an employee's contribution up to 5% of the employee's compensation.

        AMC Entertainment sponsors a defined benefit retirement plan which provides benefits to certain of its employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a) (17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. Under the defined benefit plan, a participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

        AMC Entertainment also sponsors a supplemental executive retirement plan ("SERP") to provide a level of retirement benefits approximating those that would have been provided under the qualified retirement plan had the federal tax law not been changed by the Omnibus Budget Reconciliation Act of 1993, which reduced the amount of compensation which can be taken into account in a qualified retirement plan. The limit on compensation taken into account in a qualified plan in 2006 was $220,000; if the law had not been changed in 1993, the 2006 limit would have been $325,000. The SERP applies the qualified retirement plan formula to compensation above $220,000, up to a maximum of $325,000. Because the qualified retirement plan and the SERP were frozen as of December 31, 2006, no future increases, either in an individual's actual compensation or in the legal limits imposed on retirement plans, will be taken into account for any purpose under the plans. Benefits are not subject to any deduction for social security or other offset amounts.

        The following table shows the total estimated annual pension benefits (without regard to minimum benefits) payable to a participant under AMC Entertainment's retirement plan and the supplemental executive retirement plan, assuming retirement in calendar 2004 at age 65, payable in the form of a single life annuity. The benefits are not subject to any deduction for social security or other offset amounts. The following table assumes the old limit would have been increased to $315,000 in 2005.

	Years of Credited Service
Highest Consecutive Five Year Average Annual Compensation
	15	20	25	30	35
$125,000	$16,919	$22,559	$28,199	$33,839	$39,479
150,000	20,669	27,559	34,449	41,339	48,229
175,000	24,419	32,559	40,699	48,839	56,979
200,000	28,169	37,559	46,949	56,339	65,729
225,000	31,919	42,559	53,199	63,839	74,479
250,000	35,669	47,559	59,449	71,339	83,229
275,000	39,419	52,559	65,969	78,839	91,979
295,000	42,419	56,559	70,699	84,839	99,979
300,000	43,169	57,559	71,949	86,339	100,729
325,000	46,919	62,559	78,199	93,839	109,479

        As of March 30, 2006, the years of credited service under the retirement plan for each of the Named Executive Officers were: Mr. Peter C. Brown—15 years; Mr. Philip M. Singleton—31 years; Mr. Craig R. Ramsey—11 years; Mr. Richard T. Walsh—30 years; and Mr. John D. McDonald—29 years.

        AMC Entertainment has established a retirement enhancement plan for the benefit of officers who from time to time may be designated as eligible participants therein by the board of directors. The retirement enhancement plan is a non-qualified deferred compensation plan designed to provide an unfunded retirement benefit to an eligible participant in an amount equal to (i) sixty percent (60%) of his or her average compensation (including any salary deferred into qualified plans and cash incentive compensation) during the last three full years of employment, less (ii) the sum of (A) such participant's benefits under the retirement plan and the participant's primary social security benefit at age 65, or if later, at the date of normal retirement, and (B) the amount of an annual life annuity commencing at the participant's normal retirement date attributable to AMC Entertainment's contributions under the supplemental executive retirement plan, the 401(k) savings plan and the non-qualified deferred compensation plan. The base amount in clause (i) will be reduced on a pro rata basis if the participant completes fewer than 25 years of service. The retirement enhancement plan benefit may commence for a participant who has attained the later of age 55 or completion of 15 years of service and has participated in the plan for at least five years and who retires on or after age 55 on an actuarially reduced basis (6 2/3% for each of the first five years by which commencement precedes age 65 and an additional 3 1/3% for each year by which commencement precedes age 60). Benefits commence at a participant's normal retirement date (i.e., the later of age 65 or the participant's completion of five years of service) whether or not the participant continues to be employed by AMC Entertainment. The accrued benefit payable upon total and permanent disability is not reduced by reason of early commencement. A participant will be entitled to receive a benefit under the retirement enhancement plan if such a participant's employment is terminated at AMC Entertainment's request (other than for cause) or as a result of a change of control (as defined in the retirement enhancement plan).

        Mr. Peter C. Brown and Mr. Philip M. Singleton have been designated as eligible to participate in the retirement enhancement plan. The estimated annual amounts that Mr. Brown and Mr. Singleton will be eligible to receive under the retirement enhancement plan at age 65 are $258,138 and $244,806, respectively. Actual amounts received by such individuals under the retirement enhancement plan may be different than those estimated.

Employment Contracts, Termination of Employment and Change of Control Arrangements

        The Company maintains employment agreements with Messrs. Peter C. Brown, Philip M. Singleton, Craig R. Ramsey, Richard T. Walsh, John D. McDonald and other less senior officers.

        Messrs. Peter C. Brown, Philip M. Singleton, Craig R. Ramsey, Richard T. Walsh and John D. McDonald receive the following annual salaries pursuant to their employment contracts: Mr. Brown—$772,700; Mr. Singleton—$496,700; Mr. Ramsey—$351,700; Mr. Walsh—$358,800; and Mr. McDonald—$351,700. The employment agreements provide for annual bonuses, an automobile allowance, reimbursement of reasonable travel and entertainment expenses and other benefits offered from time to time to other executive officers. The employment agreement of Mr. Brown has a term of five years, that of Mr. Singleton has a term of three years and those of Mr. Ramsey, Mr. Walsh and Mr. McDonald have terms of two years. On the anniversary date of each employment agreement, one year will be added to its term, so that each employment agreement always has a five-year, three-year or two-year term, as the case may be, as of each anniversary date. Each employment agreement generally terminates without severance if such employee is terminated for cause or upon such employee's retirement or resignation without good reason, each as defined in his respective employment agreement. The Company will pay the employee a pro rata portion of the bonus he would otherwise be eligible to receive and, for Messrs. Brown and Singleton, all outstanding stock options will be credited with an additional five years of service for purposes of vesting upon termination by reason of the employee's retirement after reaching age 65. If any of Messrs. Ramsey, Walsh or McDonald dies, becomes disabled or is terminated without cause or terminates his agreement subsequent to specified changes in his responsibilities after the occurrence of a change in control for Messrs. Ramsey and McDonald, annual base salary or benefits, each as defined in the agreement, he will be entitled to receive a lump sum cash payment equal to two years annual base salary. If either Mr. Brown or Mr. Singleton dies, becomes disabled or is terminated without cause or terminates his agreement for good reason or following a change of control, each as defined in the employee's respective agreement, he will be entitled to receive a lump sum cash payment equal to five times for Mr. Brown and three times for Mr. Singleton, the sum of such employee's then annual base salary and the annual bonus such employee would be entitled to receive as if the target level had been obtained, his outstanding stock options will be credited with an additional five years of service and he will have the right to require Holdings to purchase from him, or his estate, as the case may be, all or any portion of his vested options and shares of Holdings common stock (the "put right"), in exchange for payment for shares equal to the fair market value of Holdings stock and payment for options equal to the excess of such fair market value over the option exercise price, in each case less applicable withholding. The amounts payable by the Company under these employment agreements, assuming termination by reason of a change of control (and in the case of Messrs. Ramsey, Walsh and McDonald, assuming specified changes in their employment terms) (and excluding amounts payable by Holdings in connection with the put right) as of March 30, 2006, were as follows: Mr. Brown—$6,418,300; Mr. Singleton—$2,465,100; Mr. Ramsey—$703,400; Mr. Walsh—$717,600; and Mr. McDonald—$703,400.

        We maintain a severance pay plan for full-time salaried nonbargaining employees with at least 90 days of service. For an eligible employee who is subject to the Fair Labor Standards Act overtime pay requirements, referred to as a "nonexempt eligible employee," the plan provides for severance pay in the case of involuntary termination of employment due to layoff of the greater of two week's basic pay or one week's basic pay multiplied by the employee's full years of service up to no more than twelve weeks' basic pay. There is no severance pay for a voluntary termination, unless up to two weeks' pay is authorized in lieu of notice. There is no severance pay for an involuntary termination due to an employee's misconduct. Only two weeks' severance pay is paid for an involuntary termination due to substandard performance. For an eligible employee who is exempt from the overtime pay requirements, severance pay is discretionary (at the department head/supervisor level), but will not be less than the amount that would be paid to a nonexempt eligible employee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Governance Agreements

        In connection with the Mergers, Holdings, the Sponsors and the other pre-existing stockholders of Holdings, as applicable, entered into various agreements defining the rights of Holdings' stockholders with respect to voting, governance and ownership and transfer of the stock of Holdings all of which will be replaced with the exception of the Amended and Restated Management Stockholders Agreement among Holdings and certain members of management of Holdings who are stockholders of Holdings and the Second Amended and Restated Stockholders Agreement, each of which will be amended upon completion of the Holdings offering. In connection with the Holdings offering, the Sponsors and certain pre-existing stockholders of Holdings will enter into a Third Amended and Restated Stockholders Agreement, which, together with the Second Amended and Restated Management Stockholders Agreement and the Third Amended and Restated Certificate of Incorporation of Holdings, will define the rights of such stockholders post-initial public offering with respect to voting, governance and ownership and transfer of Holdings' stock (collectively, the "Governance Agreements").

        The Governance Agreements will provide that the Board of Directors for Holdings will initially consist of up to twelve directors, two of whom shall be designated by JPMP, two of whom shall be designated by Apollo, one of whom shall be the Chief Executive Officer of Holdings, one of whom shall be designated by Carlyle, one of whom shall be designated by Bain, one of whom shall be designated by Spectrum, one of whom shall be designated by Bain, Carlyle and Spectrum, voting together, so long as such designee is consented to by each of Bain and Carlyle and three of whom will be independent directors initially designated by the Sponsors. Each of the directors will have one vote on all matters placed before the Board of Directors of Holdings and AMCE. Each of JPMP's and Apollo's right to appoint two directors shall be reduced to the right to appoint one director if at any time such Sponsor ceases to own at least 10% of Holdings' outstanding common stock. A Sponsor will lose all of its director designation rights if at any time it ceases to own at least 5% of Holdings' outstanding common stock.

        The Third Amended and Restated Stockholders Agreement will provide that, until the date neither of Apollo or JPMP has a right to designate directors to the board (the "Blockout Period"), certain continuing stockholders party thereto (other than the Sponsors) will generally vote their voting shares of capital stock of Holdings in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances.

        The Governance Agreements will set forth a number of transfer provisions for the Sponsors and the other pre-existing stockholders of Holdings with respect to the interests in Holdings, including the following:

        Drag-along rights.    If, during the five-year period following the Holdings offering, Sponsors constituting at least three of any of Apollo, JPMP, Bain or Carlyle and holding in the aggregate at least 50.1% of the outstanding shares of Holdings' common stock propose to transfer shares of Holdings to an independent third party in a bona fide arm's-length transaction or series of transactions (other than an open market public sale) that results in a sale of at least 50.1% of the shares of Holdings, such Sponsors may elect to require each of the other stockholders party to the Third Amended and Restated Stockholders Agreement to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

        Tag-along rights.    If, during the five-year period following the Holdings offering, any Sponsor proposes to transfer shares of Holdings held by it (other than an open market public sale), then such stockholder shall give notice to each other stockholder party to the Third Amended and Restated Stockholders Agreement and the Second Amended and Restated Management Stockholders

Agreement, who shall each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

        Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, Carlyle and Bain during the first two years following the Holdings offering, each Sponsor has the right at any time following the Holdings offering to make a written request to Holdings for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at Holdings' expense, subject to certain limitations. Subject to the same consent requirement, the other pre-existing stockholders of Holdings as a group shall have the right at any time following the Holdings offering to make one written request to Holdings for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200 million.

        Piggyback rights.    If Holdings at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by stockholders of Holdings for sale to the public under the Securities Act, Holdings shall give written notice of the proposed registration to each stockholder party to the Third Amended and Restated Stockholders Agreement and the Second Amended and Restated Management Stockholders Agreement, who shall then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

        Holdback agreements.    Each stockholder will agree that it will not offer for public sale any equity interests during a period not to exceed 90 days (180 days in the case of the Holdings offering) after the effective date of any registration statement filed by Holdings in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

Amended and Restated Fee Agreement

        In connection with the Mergers, Holdings, AMCE and the Sponsors entered into an Amended and Restated Fee Agreement, which provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, for the twelve year duration of the agreement, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the agreement. In addition, the fee agreement will provide for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses and to Holdings of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of the Holdings offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. We estimate that our payment to the Sponsors would be $40.1 million had the Holdings offering occurred on December 28, 2006. We anticipate we will incur approximately $5.2 million of professional and consulting expenses related to the Holdings offering on behalf of the Sponsors. See Note 8 to Unaudited Pro Forma Condensed Consolidated Financial Information included elsewhere in this exhibit.

        The fee agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

DESCRIPTION OF HOLDINGS' CAPITAL STOCK

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

        Holdings plans to elect in its amended and restated certificate of incorporation to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

        Certain other provisions of the amended and restated certificate of incorporation and bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for Holdings' shares. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of Holdings without prior approval of its board of directors. These provisions are meant to encourage persons interested in acquiring control of Holdings to first consult with its board of directors to negotiate terms of a potential business combination or offer. Holdings believes that these provisions protect against an unsolicited proposal for a takeover of it that might affect the long term value of Holdings' stock or that may be otherwise unfair to Holdings' stockholders. For example, Holdings' amended and restated certificate of incorporation and bylaws:

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  provide for a classified board of directors, pursuant to which Holdings' board of directors will be divided into three classes whose members will serve three-year staggered terms;

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  provide that the size of the board of directors will be set by members of the board, and any vacancy on Holdings' board of directors, including a vacancy resulting from an enlargement of Holdings' board of directors, may be filled only by vote of a majority of Holdings' directors then in office or by the Sponsors that designated a director who is no longer a member of the board if the Sponsors continue to have such a right of designation pursuant to the Governance Agreements;

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  do not permit stockholders to take action by written consent unless the Sponsors own more than 50% of Holdings' outstanding common stock;

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  provide that, except as otherwise required by law, special meetings of stockholders can only be called by Holdings' board of directors;

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  establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to Holdings' board of directors;

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  limit consideration by stockholders at annual meetings only those proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of Holdings' board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Holdings' secretary of the stockholder's intention to bring such business before the meeting;

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  authorize the issuance of "blank check" preferred stock that could be issued by Holdings' board of directors to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive; and

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  do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

Special Meeting of Stockholders

        Special meetings of Holdings' stockholders may be called only by a majority of Holdings' directors.

Actions by Written Consent

        Stockholder action by written consent in lieu of a meeting may only be taken so long as the Sponsors own a majority of Holdings' outstanding common stock. Thereafter, stockholder action can be taken only at an annual or special meeting of stockholders.

Listing

        Holdings expects to file an application to list its common stock on the New York Stock Exchange under the symbol "AC".

SHARES ELIGIBLE FOR FUTURE SALE

Registration Rights

        Upon completion of the Holdings offering, the Sponsors will hold in the aggregate approximately                        shares of Holdings' common stock. Pursuant to governance agreements, the Sponsors will have the right, subject to various conditions and limitations, to demand the filing of, and include such shares of Holdings' common stock in, future registration statements relating to Holdings' common stock. Further, certain members of management who hold in the aggregate approximately             shares of Holdings' common stock, will have the right, subject to various conditions and limitations, to include such shares in future registration statements relating to Holdings' common stock. These registration rights of Holdings' stockholders could impair the prevailing market price and impair Holdings' ability to raise capital by depressing the price at which it could sell its common stock.

QuickLinks

  Exhibit 99.1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
INTRODUCTION
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Industry
Other Risks
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
MARQUEE HOLDINGS INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 28, 2006 (dollars in thousands)
MARQUEE HOLDINGS INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS THIRTY-NINE WEEKS ENDED DECEMBER 28, 2006 (dollars in thousands except for per share data)
MARQUEE HOLDINGS INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FIFTY-TWO WEEKS ENDED DECEMBER 28, 2006 (dollars in thousands except for per share amounts)
MARQUEE HOLDINGS INC. NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF HOLDINGS' CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE